Rule 424(b)(3) under Securities Act of 1933 File No. 333-137802

Phoenix Guaranteed Income Edge

An Insurance Guarantee Offered To Advisory Clients

of Lockwood Capital Management, Inc.

Issued by

PHL Variable Insurance Company

The Phoenix Guaranteed Income Edge (“Income Edge”) described in this prospectus is an insurance certificate offered to investment advisory clients of Lockwood Capital Management, Inc. (“LCM”) who have established a Lockwood Investment Strategies Longevity Income Solutions (“LIS2 ”) account with certain model portfolios eligible for the Income Edge (referred to as an “Account”). Subject to certain conditions, the Income Edge guarantees predictable lifetime income payments regardless of the actual performance or value of a client’s Account.

This prospectus provides important information that a prospective purchaser of an Income Edge should know before investing. Please retain this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Income Edge is issued by PHL Variable Insurance Company. It is not a bank deposit guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency. A purchase of the Income Edge is subject to certain risks. Please see the “Risk Factors” section on page 6.

The Income Edge is novel and innovative. To date, the tax consequences of the Income Edge have not been addressed in any published authorities. However, we believe that, in general, (i) the tax treatment of transactions involving investments in your Account more likely than not will be the same as in the absence of the Income Edge, and (ii) assuming that the Income Edge is an annuity contract for tax purposes, which is how we intend to treat it for Federal tax reporting purposes, payments under the Income Edge should be treated as ordinary income that is taxable to the extent provided under the tax rules for annuities. We have asked the Internal Revenue Service for specific guidance on these issues that may relate to the Income Edge issued outside an Individual Retirement Account; to date, no conclusions have been reached on these issues. It is possible that the Internal Revenue Service could reach conclusions that are different than those stated herein. Should this occur, policyholders would be notified. At this time, we can provide no assurances, however, that the Internal Revenue Service will agree with the forgoing interpretations of law or that a court would agree with these interpretations if the Internal Revenue Service challenged them. You should consult a tax advisor before purchasing your Income Edge. See “Taxation of the Income Edge” at page 27 for a discussion of the tax consequences of the Income Edge.

PHL Variable Insurance Company will offer the Income Edge through VP Distributors, Inc. (“VP Distributors”), which is the principal underwriter. The Income Edge is offered only to LCM investment advisory clients. Prospective purchasers may apply to purchase a Income Edge only through a LCM affiliated broker-dealer. A LCM affiliated broker-dealer has entered into a selling agreement with VP Distributors in order to offer the Income Edge to investment advisory clients of LCM.

PHL Variable Insurance Company
One American Row PO Box 5056 Hartford, CT 06102-5056
Tel. 800/417-4769

Prospectus dated May 1, 2009

Heading		Page

Phoenix Guaranteed Income Edge		4
Summary of the Certificate		4
	How Does the Income Edge Work?	4
	What Does the Income Edge Cost?	5
Incorporation of Certain Documents by Reference		6
Risk Factors		6
The Income Edge Certificate		10
1.	Purchasing a Income Edge	10
	How Do You Purchase A Income Edge?	10
	What If You Want To Purchase A Income Edge For Your Individual Retirement Account?	11
2.	How Does Your Income Edge Work?	11
3.	Lockwood Capital Management and Lockwood Investment Strategies	12
	About LCM	12
	About LIS[2]	12
	How Does the Income Edge Relate To Your LIS[2] Account?	14
	How Will LCM Manage Your Investments in the Account if You Purchase a Income Edge?	14
	What Happens if LCM Manages Your Account in a Manner Unacceptable to Us?	14
	What Happens if Your Contributions, Withdrawals or Other Actions Cause the Investments in Your Account to Fall Outside the Parameters?	14
	What Happens if the Value of Your Account Is Too Low for LCM to Invest within the Parameters?	15
	Why Will Your Guarantee Terminate if LCM Does Not Manage Your Account Within the Parameters?	15
4.	Annual Income Edge Fee	15
5.	Withdrawals From Your Account	17
	How Do You Structure Withdrawals From Your Account?	17
	How Do You Know When You Have Reached Your “Retirement Income Date” and Can Start Taking Permissible Withdrawals That Will Not Reduce the Potential Benefit of Your Income Edge?	17
	How Much Should You Withdraw From Your Account Each Year?	18
	How Do You Calculate How Much You Have Left To Withdraw In Any Calendar Year Without Reducing Your Retirement Income Base?	18
	Withdrawals Prior to the Retirement Income Date	18
	Withdrawals On or After the Retirement Income Date	19
	The Importance of Managing Your Withdrawals	19
	The Importance of Considering When to Start Making Withdrawals	19
6.	Retirement Income Amount	20
	How Is Your “Retirement Income Amount” Calculated?	20
	Can Your Retirement Income Amount Decrease?	20
	Can Your Retirement Income Amount Increase?	20
7.	Increases In Your Retirement Income Base	20
	Increases From Additional Contributions To Your Account	20
	Increases As A Result Of The Annual Optional Increase	23
Income Edge Payments On or After the Retirement Income Date		24
Payments After The Account Value Is Reduced to $0		24
	If Your Account Value is Reduced To $0 As A Result of Withdrawals Within The Limits Of The Income Edge And/Or Poor Investment Performance, How Are Your Continuing Income Payments Calculated?	24
	What If You Die Before Your LIS[2] Investments Are Reduced to $0?	24
General Information		25
Determining Whether a Income Edge Is Right for You		25
Divorce of Joint Spousal Owners of a Income Edge		25
Termination of the Income Edge		26
Miscellaneous Provisions		27
	Periodic Communications to Certificateowners	27
	Amendments to the Certificate	27
	Assignments	27

Phoenix Guaranteed Income Edge (“Income Edge”)

Certain terms used in this prospectus have specific and important meanings. You will find in the back of this prospectus a listing of all of the terms and the page on which the meaning of each term is explained.

“Income Edge” or “Income Edge certificate” means the Phoenix Guaranteed Income Edge certificate described in this prospectus. The group contract is issued to LCM, while the Income Edge certificates are issued to clients of LCM who elect to purchase the Income Edge.

“We” or “us” means PHL Variable Insurance Company. “You” or “yours” means the owner (or, if applicable, the joint spousal owners) of an Income Edge certificate described in this prospectus.

“Account” means your Lockwood Investment Strategies Longevity Income Solutions investment advisory account with Lockwood Capital Management, Inc., if your account is eligible for the Income Edge.

It is important for you to understand how the Income Edge works and your rights and obligations under the Income Edge. We have tried to anticipate some of the questions you may have when reading the prospectus. You will find these questions and corresponding explanations throughout the prospectus.

Summary of the Income Edge

The following is a summary of the Income Edge. You should read the entire prospectus.

The Guaranteed Retirement Income Solutions (“Income Edge”) is an insurance certificate offered to investment advisory clients of Lockwood Capital Management, Inc. (“LCM”) who have opened a Lockwood Investment Strategies Longevity Income Solutions (“LIS2 ”) account. There are three model portfolios eligible for use with the Income Edge. These model portfolios are referred to as “Asset Allocation Strategies” in the certificates. If you purchase an Income Edge, your assets will be invested in accordance with the model portfolio you select. Your assets will be held in a brokerage account that is referred to as your “Account” in this prospectus. The Income Edge is designed for LCM clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

Subject to certain conditions, the Income Edge ensures predictable lifetime income payments by providing continuing income payments if your Account value is reduced to $0 by withdrawals (if such withdrawals are limited in accordance with the terms of the Income Edge certificate) and/or poor investment performance while you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) are living. There is an annual fee for the Income Edge. The limitations on the amount and timing of withdrawals are discussed below. There is a $250,000 minimum required to open an Account.

How Does the Income Edge Work?

The Income Edge provides continuing lifetime income payments if your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance. The Income Edge has no cash value. Subject to certain conditions, continuing lifetime income payments will begin if, and when, your Account value is reduced to $0 while you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) are still living.

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You can apply to purchase an Income Edge when you open your Account or at any time thereafter. When you purchase an Income Edge, we establish a “Retirement Income Base” for you. To be covered by the Income Edge, the assets in your Account must be “Covered Assets,” meaning that they must be invested in accordance with one of the three model portfolios established by LCM. The amount of your Retirement Income Base is equal to your Account value on the certificate effective date. The Retirement Income Base may increase each time you make additional contributions to your Account or you exercise the Annual Optional Increase on any certificate anniversary date.

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There is a risk that the first LIS[2] Program fee and financial advisor consulting fee (collectively, the “LIS[2] Inception fee”) will be deducted from your Account before the Income Edge certificate effective date and therefore your Retirement Income Base will be less than the dollar amount of your initial contribution into your Account. (Please see page 8 for a discussion of these fees.) If the LIS[2] Inception fee, however, is deducted on or after the Income Edge effective date, then the LIS[2] Program fee and the financial advisor consulting fee up to 1.00% of your Account value will not be treated as withdrawals under the Income Edge certificate and will not reduce your Retirement Income Base. We therefore recommend funding your Account with cash no more than three business days prior to the fifteenth day of the month, in which case the LIS[2] Inception fee will be taken after the Income Edge certificate effective date.

❖	It is important to note that the Income Edge has no cash value. Rather, you own the assets in your Account.

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You may take withdrawals from your Account at any time and in any amount. (As with any investment account, you must liquidate investments to provide for withdrawals.) However, any withdrawals before the Retirement Income Date, which is the later of the certificate effective date or your 65th birthday (or, if you own your certificate jointly with your spouse, the younger spouse’s 65th birthday) and any withdrawals in excess of 5% of your Retirement Income Base during any calendar year on or after the Retirement Income Date, will reduce your Retirement Income Base. Such reductions in your Retirement Income Base will, in turn, reduce the potential benefit of your Income Edge certificate. To obtain the maximum potential benefit from your Income Edge under your specific circumstances, you should consider whether to wait until the Retirement Income Date to begin taking withdrawals and thereafter limit your annual withdrawals to 5% of your Retirement Income Base during any calendar year. Withdrawals from an Account that is an Individual Retirement Account (“IRA”) may be subject to Federal tax consequences. You should consult a tax advisor before taking a withdrawal from your Individual Retirement Account.

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In the event that your Account value is reduced to $0 by withdrawals on or after the Retirement Income Date (within the limits of the certificate) and/or poor investment performance before or after the Retirement Income Date, PHL Variable Insurance Company will provide you with lifetime income payments in the amount of 5% of the Retirement Income Base each calendar year, until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die.

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Lifetime income payments under your Income Edge are “contingent” because they are triggered only if the withdrawals (within the limits of the certificate) and/or poor investment performance reduce your Account value to $0 within your lifetime (or, if you have purchased the Spousal Income Guarantee, your and your spouse’s lifetime). If this contingency does not occur, you will never receive any payments from us and your guarantee will have no value.

Example:

A basic illustration of how the Income Edge works is provided below. More detailed examples are provided throughout this prospectus. The illustration assumes that you apply to purchase an Income Edge the same time you open your Account. You are 55 years old. You indicate that you will be the sole owner of the Account. Your Retirement Income Base will equal your Account value on the certificate effective date. On the certificate effective date your Account value is $500,000, so your Retirement Income Base will equal $500,000. You do not make additional contributions after the certificate effective date.

You wait ten years until you reach your Retirement Income Date before you begin to take withdrawals from your Account to provide income payments for your retirement (or other long-term purposes). Your Account appreciates over this ten-year period, but because you do not make any additional contributions to your Account or exercise the Annual Optional Increase on any certificate anniversary date, your Retirement Income Base remains at $500,000. You begin taking annual systematic withdrawals from your Account in the amount of $25,000, your Retirement Income Amount. Your Retirement Income Amount is equal to 5% of your Retirement Income Base and represents the maximum amount that may be withdrawn annually without reducing your Retirement Income Base on or after the Retirement Income Date.

You continue to take annual withdrawals from your Account of $25,000 a year until you are 85 years old, by which time you have completely liquidated your Account due to the combined impact of the annual withdrawal of the Retirement Income Amount and a prolonged market downturn. Although your Account value has been reduced to $0, your annual income payments of $25,000 continue because we begin paying you lifetime income payments equal to your Retirement Income Amount of 5% of the Retirement Income Base. These payments continue until your death which, for purposes of this illustration, is assumed to be at age 95.

The sample illustration above uses age 55 as the age at purchase. You should note that a younger Income Edge purchaser (i.e., one who is under the age of 65) will pay more in Income Edge Fees over the lifetime of the Certificate for the same potential benefits received by an older Income Edge purchaser.

What Does the Income Edge Cost?

When you purchase your Income Edge you are required to pay an annual fee that is payable, quarterly in advance, to us on the beginning day of each calendar quarter. There are two versions of the Income Edge: the Individual Income Guarantee and the Spousal Income Guarantee. If you and your spouse jointly purchase an Income Edge, you will be charged the fee for the Spousal Income Guarantee, which is higher than the fee for the Individual Income Guarantee.

Generally, the Income Edge fee (which is calculated quarterly as a percentage of Retirement Income Base) depends on the model portfolio in which your Account is invested. The current Income Edge fee percentages for each model portfolio, on an annual basis, are:

	Current Annual Income Edge Fee Percentage*			Maximum Fee
	Model A	Model B	Model C	All Models
Individual Income Guarantee	1.40%	2.00%	2.65%	5.00%
Spousal Income Guarantee	2.15%	3.00%	3.90%	5.00%

Your Income Edge fee percentage will be recalculated if you make an additional contribution, exercise the Annual Optional Increase, or make a 100% transfer to a different model portfolio. The new Income Edge fee percentage following one of those transactions will be based on the Income Edge fee percentage currently in effect for the model portfolio in which your Account is invested immediately following the transaction. The new Income Edge fee percentage will apply on the first day of the following calendar quarter unless another contribution, Annual Optional Increase or 100% transfer were to occur during the quarter in which case the Income Edge fee percentage will be recalculated again. In the case of an additional contribution, the recalculated Income Edge fee will be a weighted average of the fees in effect at the time of each contribution. Please refer to the “Annual Income Edge Fee” section on page 15 for more information.

* For Certificates issued prior to December 15, 2008: The Income Edge fee percentages are 1.25% for the Individual Income Guarantee and 1.45% for the Spousal Income Guarantee, irrespective of model portfolio. A 100% transfer to a different model portfolio will not cause a change in your Income Edge fee percentage. However, if you make an additional contribution or exercise the Annual Optional Increase, your Income Edge fee percentage will be recalculated based on the Income Edge fee percentage currently in effect for the model portfolio in which your Account is invested immediately following the transaction, as described above. In the case of an additional contribution, the recalculated Income Edge fee will be a weighted average of the fees in effect at the time of each contribution. Please refer to the “Annual Income Edge Fee” section on page 15 for more information.

The fee percentage will never be greater than 5% of the Retirement Income Base, even in the case of Individual Retirement Accounts.

For a complete description of the Annual Income Edge Fee including its effect on additional contributions and the Annual Optional Increase, see Annual Income Edge Fee, page 15.

In addition to the Income Edge fees, your Account will also be charged the LIS2 Program fee, a financial advisor consulting fee, and any fees associated with the underlying investments held in your Account. The LIS2 Program fee is the fee you agreed to pay LCM for managing your Account which includes the LCM advisory fee, a sponsor fee, the administrative fee, and the clearing and custody fee. The LIS 2 Program fee would be charged in the absence of the Income Edge certificate. The financial advisor consulting fee is the fee charged by your financial advisor for providing you with financial advice regarding your investments. Fees may also arise from the underlying investments held in your Account, such as mutual fund fees if your Account holds mutual fund shares.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2008 (File Number 333-20277), and the definitive proxy statement filed by the Phoenix Companies, Inc. pursuant to Regulation 14A on March 16, 2009 (File Number 001-16517).

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing to the Company at Investor Relations One American Row P.O. Box 5056 Hartford, CT 06102-5056, telephoning the Company at 800-490-4258. You may also access the incorporated documents at our website: http://www.phoenixwm.phl.com/public/products/Regform/index.jsp.

The Company electronically files its Annual Report on Form 10-K, as well its Quarterly Reports on Form 10-Q, with the SEC. The SEC maintains a website that contains reports, information statements, and other information regarding issuers that file electronically with the SEC; the address of the website is http://www.sec.gov. The public may also read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Risk Factors

Income Edge Lifetime Income Payments

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The assets in your Account must be invested in accordance with one of the three eligible asset allocation models or strategies to be covered by Income Edge. If at any time, for any reason, 100% of your Account investments are not invested in accordance with the Parameters, regardless of whether you or someone else was responsible for the investment decision that caused your Account to fall outside the Parameters, including if LCM is unable to maintain the model portfolios for any reason whatsoever, your Income Edge will terminate five Business Days after the Account is invested in a manner inconsistent with the Parameters, and you will lose your benefits under the Income Edge.

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The asset allocations underlying the model portfolios eligible for Income Edge are designed to provide steady returns that limit both upside and downside potential thereby minimizing the risk to the Company that your Account value will be reduced to $0 before you die, and that the Company would therefore be obligated to begin making lifetime income payments to you (subject to the conditions described in this Prospectus). Accordingly, a significant risk against which the Income Edge protects, i.e., that your Account value will be reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance and that you live beyond the age when your Account value is reduced to $0, may be minimal.

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Because the asset allocation strategies and the limits on the amount you may withdraw annually without reducing your Retirement Income Base lessen the risk that your Account value will be reduced to $0 while you are still alive, there is a low probability that we are required to make any payments to you under your Income Edge.

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The Income Edge is designed to protect you from outliving the assets in your Account. If you terminate the Income Edge or die before your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance, neither you nor your estate will receive any payments from us under your Income Edge, nor will your Income Edge provide for any cash value build-up to provide income payments.

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If your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance while you are still living, and you therefore receive lifetime income payments from us under your Income Edge, there is a risk that the total amount of the lifetime income payments you receive will not exceed the total Income Edge fees you have paid.

Tax Consequences

The Income Edge is novel and innovative. To date, the tax consequences of the Income Edge have not been addressed in any published authorities. We intend to treat your Income Edge as an annuity contract in reporting taxable income attributable to the Income Edge to you and to the Internal Revenue Service. Assuming the Income Edge is correctly treated as an annuity contract for tax purposes, any Income Edge payments made to you after your Account value has been reduced to $0 will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities. We believe that, in general, the tax treatment of transactions involving investments in your LIS2 Account more likely than not will be the same as it would be in the absence of the Income Edge. We have asked the Internal Revenue Service for specific guidance on these issues that may relate specifically to the Income Edge issued outside an IRA; to date, no conclusions have been reached on these issues. It is possible that the Internal Revenue Service could reach conclusions that are different than those stated herein. At this time, we can provide no assurances, however, that the Internal Revenue Service will agree with the forgoing interpretations of law or that a court would agree with these interpretations if the Internal Revenue Service challenged them. You should consult a tax advisor before purchasing your Income Edge. See “Taxation of the Income Edge” at page 27 for a discussion of the tax consequences.

Financial Strength of PHL Variable Insurance Company

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The Income Edge is not a separate account product. This means that the assets at PHL Variable Insurance Company supporting the Income Edge are not held in a segregated account for the exclusive benefit of Income Edge certificateholders and are not insulated from the claims of the Company’s third party creditors. Your lifetime income payments (if any) will be paid from our general account and, therefore, are subject to our claims paying ability. Under Connecticut law, life insurance companies, including PHL Variable, are required to hold a specified amount of reserves in order to meet the contractual obligations of their general account to contract owners. State insurance regulators also require life insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that an insurer could incur as the result of its own investment of its general account assets, which could include bonds, mortgages, general real estate investments, and stocks. Useful information about PHL Variable’s financial strength, including information on our general account portfolio of investments, can currently be found on our website (www.Phoenixwm.com)

Currently, the financial strength of PHL Variable Insurance Company is rated by four nationally recognized statistical rating organizations (“NRSRO”), ranging from good to adequate. These ratings are set forth in Appendix A. The ratings for PHL Variable Insurance Company reflect the NRSROs’ opinions that PHL Variable Insurance Company has a good or adequate ability to meet its ongoing obligations. A good or adequate rating means that PHL Variable Insurance Company may be more vulnerable than higher rated companies to encounter adverse business conditions which may impair its ability to meet its ongoing obligations. The NRSRO ratings are not specific to the Income Edge certificate and your lifetime income payments, if any. You may obtain information on our financial condition by reviewing Form 10-K, the Annual Report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus. See Incorporation of Certain Documents by Reference, page 6.

Increases To Your Retirement Income Base

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Your Retirement Income Base does not automatically increase when the assets in your Account appreciate in value. Your Retirement Income Base only increases if you make additional contributions to your Account or you exercise the Annual Optional Increase on a certificate anniversary date (and potentially thereafter pay higher Income Edge fees). Therefore, there is a risk that your Retirement Income Base will not increase while you own your Income Edge.

Withdrawals

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If you make any withdrawals from your Account before your Retirement Income Date, or you make withdrawals on or after your Retirement Income Date that exceed your Retirement Income Amount, the amount of lifetime income payments that you could receive under your Income Edge, if any, may be reduced. Accordingly, withdrawals must be carefully managed to avoid decreasing the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interests. However, due to the long-term nature of the Income Edge, there is a risk that you may need funds prior to your Retirement Income Date, or in an amount in excess of your Retirement Income Amount on or after your Retirement Income Date, and that if you do not have sources of income other than your Account available, you may need to make withdrawals from your Account that will reduce the amount of any lifetime income benefit payments you may receive under your Income Edge.

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You should be aware that any sale, exchange or transfer of your investments in the Account to pay fees other than the Income Edge fee, the LIS[2] Program fee, and the financial advisor consulting fee will be treated as withdrawals from your Account, which may decrease the amount of your Retirement Income Base and Retirement Income Amount. In addition, if the financial advisor consulting fee equals an amount greater than 1.00% of your Account value, then any sale, exchange, or transfer of your Account investments to pay the portion of the financial advisor consulting fee that exceeds 1.00% of your Account value will be treated as a withdrawal from your Account. The Income Edge fee is the fee that we charge you for the benefits guaranteed to you under the Income Edge certificate. The LIS[2] Program fee is the fee charged for the LIS[2] Account and would be charged even in the absence of the Income Edge certificate. For more information on the LIS[2] Program fee, please see the Schedule H to the LCM Form ADV. The Schedule H may be obtained by writing to LCM at 10 Valley Stream Parkway, Malvern, PA 19355 or by calling 1-800-208-0197. The financial advisor consulting fee is the asset-based fee paid to your financial advisor for providing you financial advice regarding your investments. You should note that there is no provision under the Income Edge to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals.

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If you take any withdrawals from your Account before the Retirement Income Date or withdraw an amount from your Account in excess of the Retirement Income Amount in any calendar year on or after the Retirement Income Date, you will reduce your Retirement Income Base in the same proportion as you have reduced your Account value by the withdrawals. Your guarantee does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Account value. Moreover, the extent to which your Retirement Income Base may decrease may be affected by other factors, such as taking one or more excess withdrawals in a calendar year. You should carefully monitor your Retirement Income Base at all times as well as the amount of any withdrawals. You may call LCM at 1-800-208-0197 for information about your Retirement Income Base.

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On or after the Retirement Income Date, the longer you wait to start making withdrawals from your Account, the less likely you will benefit from your Income Edge because of decreasing life expectancy. Conversely, the longer you wait to begin making withdrawals, the more opportunities you will have to lock in any appreciation of your Account value by exercising the Annual Optional Increase. You should, of course, carefully consider when to begin making withdrawals, but there is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

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If, on or after the Retirement Income Date, you do not withdraw the entire Retirement Income Amount in any calendar year, you ARE NOT permitted to increase the Retirement Income Amount by the amount not withdrawn in the prior calendar year in the next calendar year. Any withdrawals, individually or in the aggregate, in excess of the Retirement Income Amount in any calendar year will reduce your Retirement Income Base.

Asset Allocation Strategies in the Account

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The three asset allocation strategies eligible for coverage under the Income Edge are generally designed to provide consistent returns thereby minimizing the risk to the Company that your Account value will be reduced to $0, which would obligate the Company to make lifetime income payments to you until death. In minimizing the Company’s payout risk, the asset allocation strategies may also limit the potential for your investments to appreciate. You may earn a higher rate of return with an asset allocation strategy not eligible for coverage under the Income Edge.

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LCM will invest the assets in your Account in accordance with the asset allocation strategy you select, subject to its suitability review. This suitability review may result in LCM changing an asset allocation strategy in a way that PHL Variable does not accept for purposes of the certificate. As a result, an asset allocation strategy you choose for use with the certificate may not always be available. LCM has agreed to certain investment parameters for the strategies eligible for use with the Income Edge. If at any time, for any reason, 100% of your Account investments are not invested in accordance with the Parameters, regardless of whether you or someone else was responsible for the investment decision that caused your Account to fall outside the Parameters, including a decision by LCM to change the asset allocation strategy so it is no longer acceptable to PHL Variable for purposes of the certificate, your Income Edge will terminate five Business Days after the Account is invested in a manner inconsistent with the Parameters, and you will lose your benefits under the Income Edge. Additionally, LCM may propose an adjustment to an asset allocation model, including a change in the permitted ranges percentages, that would be acceptable to PHL Variable. However, such a change may also cause PHL Variable to change the Income Edge fee percentage for the affected asset allocation model. The new fee would apply to your certificate as of your initial investment in the affected model portfolio following the change, or if you are already invested in the affected model portfolio, upon making an additional contribution to the Account or exercising the Annual Optional Increase. You would receive notice of any such change.

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If you become dissatisfied with the asset allocation strategy in accordance with which the assets in your Account are invested and you make withdrawals to invest in another investment account or other asset allocation strategy not eligible for use with the Income Edge, withdrawals may reduce the Retirement Income Base and Retirement Income Amount. In addition, such withdrawals may have tax consequences. See “Taxation of the Income Edge” at page 27 for a discussion of the tax consequences of the Income Edge.

Timing Issues

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When you first purchase your Income Edge, the Retirement Income Base is determined on the fifteenth day of the month or the next business day thereafter if the fifteenth day falls on a weekend or is a holiday, after (i) you open and deposit cash or assets LCM determines can be Covered Assets into your Account AND (ii) your Income Edge application is accepted by us. Covered Assets are brokerage account assets that are invested in accordance with one of the Asset Allocation Strategies or in some instances invested in cash. There is a risk that the value of your initial contribution into your Account will decrease before the Income Edge certificate effective date and therefore your Retirement Income Base will be less than the dollar amount of your initial contribution due to the timing of the account opening process.

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There is a risk that the first LIS[2] Program fee and financial advisor consulting fee (collectively, the “LIS[2] Inception fee”) will be deducted from your Account before the Income Edge certificate effective date and therefore your Retirement Income Base will be less than the dollar amount of your initial contribution into your Account. If the LIS[2] Inception fee, however, is deducted on or after the Income Edge effective date, then the LIS[2] Program fee and the financial advisor consulting fee up to 1.00% of your Account value will not be treated as withdrawals under the Income Edge certificate and will not reduce your Retirement Income Base. We therefore recommend funding your Account with cash no more than three business days prior to the fifteenth day of the month, in which case the LIS[2] Inception fee will be taken after the Income Edge certificate effective date.

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If you contribute additional assets to your Account (after you first purchase your Income Edge) and the assets are not Covered Assets, then these assets will not be eligible for the Income Edge as an additional contribution until they are Covered Assets which must be within the Liquidation Period. The Liquidation Period is the period within which you will be required to liquidate and reinvest your assets as necessary so that they are Covered Assets or transfer the assets out of the Account into another account. The Liquidation Period is currently thirty calendar days. If LCM determines that the assets cannot be Covered Assets then the assets will be refunded to the client or remain in the Account and not be eligible for the Income Edge.

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If you purchase an Income Edge and your Account value decreases to $0 prior to the Retirement Income Date, we are not required to begin making lifetime payments (if any) to you until one month after your Retirement Income Date. If you (or, if you have purchased the Spousal Income Guarantee, both you and your surviving spouse) die before the Retirement Income Date, your Income Edge will terminate and you will receive no lifetime income payments from us and your Income Edge will terminate without any value.

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On or after the Retirement Income Date, we calculate the Retirement Income Amount as 5% of the Retirement Income Base as of January 1 of each calendar year. If you make additional contributions or exercise the Annual Optional Increase on a particular date each calendar year, your Retirement Income Base will be increased on that date, in a proportionate amount, based on the amount of the contribution or increase and the number of days left in that calendar year. If you make contributions or exercise the Annual Optional Increase, you should be aware that your Retirement Income Amount will change and there is a risk you will inadvertently reduce your Retirement Income Base due to an excessive withdrawal.

Income Edge Fee

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There is a risk that the Income Edge fee percentage that will be applied to any increases in your Retirement Income Base resulting from additional contributions to your Account and/or exercise of the Annual Optional Increase and/or transfer of your Account value to a different model portfolio will be a higher percentage than your current Income Edge fee percentage. You should carefully consider the possibility of an increased Income Edge fee before you purchase a Income Edge. See “What Does the Income Edge Cost?”, page 5.

Divorce

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Two spouses may purchase the Spousal Income Guarantee version of the Income Edge to provide predictable lifetime income payments for both spouses by providing continuing income payments if the investments in the spouses’ jointly-owned Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance before both spouses die. There is a risk that if two spouses purchase a Spousal Income Guarantee version of the Income Edge and subsequently determine to obtain a divorce, such divorce could result in a loss of part or all of the income protection provided to each spouse by the Income Edge prior to the divorce.

Regulatory Protections

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The Income Edge certificates are the subject of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933 (the “Securities Act”) and the offering of the Income Edge certificates must be conducted in accordance with the requirements of the Securities Act. We are also subject to applicable periodic reporting and other requirements imposed by the Securities Exchange Act of 1934. However, although there is no direct guidance on this issue, the Company intends to treat Income Edge payments, beginning if, and when, withdrawals from your Account (within the limits of the Certificate) and/or poor investment performance reduce your Account value to $0 on or after the Retirement Income Date, as paid under a fixed annuity contract that is separate from the Income Edge and that is not registered in accordance with, and therefore would not be governed by, the federal securities laws.

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We are not an investment adviser and do not provide investment advice to you in connection with your Income Edge. Therefore, we are not governed by the Investment Advisers Act of 1940 (the “Advisers Act”), and the protections provided by the Advisers Act are not applicable with respect to our sale of the Income Edge to you.

Using Your Account as Collateral for a Loan

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The assets in your Account are owned by you, not by us. We have no control over any of the assets in your Account and you may sell such assets at any time in your complete and sole discretion and without any permission from us. The assets in your Account are not subject to our creditors, although they can be directly attached by your creditors. In addition, you may pledge the assets in your Account as collateral for a loan. In the case of such a pledge, if the assets in your Account decrease in value, your creditor may be able to liquidate assets in your Account to pay the loan. Any such liquidation may constitute a withdrawal from your Account and reduce your Retirement Income Base. Using the assets in your Account as collateral for a loan, therefore, may reduce the future benefit of your Income Edge or cause your Income Edge to terminate.

The Income Edge Certificate

The Income Edge is offered to advisory clients of LCM who have an Account eligible for the Income Edge. The Income Edge is designed for LCM clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

Subject to certain conditions, the Income Edge ensures predictable lifetime income payments regardless of the actual performance or value of your Account, by providing continuing income payments if your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance. There are limitations on the amount and timing of withdrawals, which are discussed below. There is an annual fee for the Income Edge which is deducted from your Account (or another designated account) quarterly in advance.

Subject to certain conditions, the Income Edge lifetime income payments (equal to the Retirement Income Amount) will begin if and when your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance.

1.	Purchasing An Income Edge

How Do You Purchase An Income Edge?

You can purchase an Income Edge when you open your Account or at any time thereafter prior to age 85 (or, if applicable, each spouse is below age 85). You may apply to purchase an Income Edge through the LCM affiliated broker-dealer by completing an enrollment form. An application for the Income Edge when the Account is over $5 million is subject to additional review by us before we issue a certificate. We may determine not to issue a Income Edge for any reason, at our sole discretion. If your application is accepted by us at our home office and your Income Edge fee has been received by us, we will issue a Income Edge certificate to you describing your rights and obligations. The Income Edge certificate is in the form of an individual certificate provided under a group annuity contract issued by PHL Variable Insurance Company to LCM.

There are two versions of the Income Edge: the Individual Income Guarantee and the Spousal Income Guarantee.

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The Individual Income Guarantee provides predictable lifetime income payments to you regardless of the actual performance or value of your Account investments by providing continuing income payments if the investments in your Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance before you die.

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The Spousal Income Guarantee provides predictable lifetime income payments for both you and your spouse by providing continuing income payments if the investments in your Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor market performance before both you and your spouse die.

❖	When you apply to purchase an Income Edge, you must indicate whether you want the Individual Income Guarantee or the Spousal Income Guarantee.

❖	Any owner of the Income Edge must be an owner of the Account.

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If you elect the Individual Income Guarantee, there can be only one owner of the Income Edge and that owner must be a natural person, unless the Income Edge is purchased by an IRA. For purposes of the Individual Income Guarantee, the Retirement Income Date is the later of your certificate effective date or your 65th birthday.

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If you elect the Spousal Income Guarantee, joint ownership of the Income Edge is required by legally married spouses as recognized under Federal tax law. Federal law defines “spouse” under the Defense of Marriage Act, as a man or a woman legally joined. Neither individuals married under State or foreign laws that permit a marriage between two men or two women nor individuals participating in a civil union or other like status are spouses for any federal purposes, including provisions of the Internal Revenue Code relevant to this certificate. The age of the younger spouse is used to determine when and if lifetime income payments will be paid under the Income Edge. Accordingly, the Retirement Income Date is the later of the certificate effective date or the date of the younger spouse’s 65th birthday. For example, if on the certificate effective date, one spouse is age 40, while the other spouse is age 60, the Retirement Income Date would be approximately twenty-five years from the certificate effective date (the youngest spouse’s 65th birthday). In the event that the younger spouse dies before his or her 65th birthday, then the Retirement Income Date will be the older spouse’s 65th birthday. If the older spouse has already reached his or her 65th birthday, then the date of the younger spouse’s death will be set as the Retirement Income Date.

What If You Want To Purchase An Income Edge For Your Individual Retirement Account?

You may purchase the Qualified Income Edge and select the Individual Income Guarantee for your IRA.

❖	A Qualified Income Edge is an Income Edge certificate owned by an IRA including a Roth IRA Account (collectively, “IRA Accounts”).

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The Qualified Income Edge is not available for tax qualified plans other than IRAs. If the Income Edge certificate is purchased in connection with an IRA, you must designate the natural person for whom the IRA is established for the benefit of the Income Edge for purposes of determining Income Edge benefits. The Retirement Income Date for the Qualified Income Edge is the later of the certificate effective date or the date the natural person for whom the IRA is established reaches age 65. The Qualified Income Edge is held within the IRA Account for the benefit of the natural person for whom the IRA is established.

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If you purchase a Qualified Income Edge, you may be required to take withdrawals after the Retirement Income Date from your IRA Account to meet required minimum distributions (“RMD”) under the Code. In some cases, the RMD may be more than the Retirement Income Amount. If so, withdrawals from your Account, in proportion to the value of your Account to your overall IRA Account balance, to meet RMD will be treated as permissible withdrawals and will not reduce your Retirement Income Base. For example, suppose that your Account balance is $100,000, your overall IRA Account balance is $200,000, and you must take an RMD of $10,000. Because your Account balance is one half of your overall IRA Account balance, one half of the RMD (i.e., $5,000) will be withdrawn from your Account. Even if this $5,000 exceeds your Retirement Income Amount, your Retirement Income Base will not be reduced.

❖	Currently, the Spousal Income Guarantee is not available for an IRA Account.

2.	How Does Your Income Edge Work?

Your Retirement Income Base will equal your Account value on your certificate effective date, the date that we issue you the Income Edge. Your Account value on your certificate effective date will not include any assets in your Account which are not invested in accordance with one of the Asset Allocation Strategies eligible for the Income Edge. If you contribute additional assets to your Account (after you first purchase your Income Edge) and the assets are not Covered Assets, then these assets will not be eligible for the Income Edge as an additional contribution until they are Covered Assets. If LCM determines that the assets cannot be Covered Assets, then the assets will be refunded to the client or remain in the Account and not be eligible for the Income Edge. Your Retirement Income Base may increase as a result of additional contributions to your Account or if you exercise the Annual Optional Increase. See “Increases in Retirement Income Base” at page 20.

On or after your Retirement Income Date, you may withdraw your Retirement Income Amount without reducing your Retirement Income Base. Of course, you may always make withdrawals from your Account before your Retirement Income Date, or in excess of your Retirement Income Amount on or after the Retirement Income Date, but these withdrawals will reduce your Retirement Income Base and your Retirement Income Amount. See “How Do You Structure Withdrawals From Your Account?” at page 17.

In the event that your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance, we will continue paying the Retirement Income Amount of 5% of the Retirement Income Base after your Account value reduces to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die. Under no circumstances would the payment continue to your heir or estate.

3.	Lockwood Capital Management and Lockwood Investment Strategies Longevity Income Solutions

About LCM

LCM is an investment management company that is registered as an investment adviser with the U.S. Securities and Exchange Commission. LCM provides investment advisory services in all 50 states and manages approximately $883 million in client assets on a discretionary basis. LCM provides portfolio management services to individuals, trusts, corporate entities, employee benefit plans, and institutional clients. LCM provides a variety of investment advisory services to its clients, such as developing investment strategies, implementing investment strategies by selecting investment vehicles and executing portfolio transactions, monitoring client accounts by reviewing their performance and adherence to the selected strategy.

LCM offers the Accounts through unaffiliated registered representatives, investment adviser representatives, financial advisors and other investment professionals (“Financial Advisors”). The Financial Advisors assist clients in analyzing whether LIS2 is an appropriate investment advisory product and determining which investment style is appropriate for the client. The Financial Advisors are not permitted to provide you with advice regarding the Income Edge. However, Financial Advisors are permitted to arrange for you to discuss the Income Edge with representatives from the LCM affiliated broker-dealer who are licensed to talk about whether the Income Edge is appropriate for you and to answer your questions. You may also contact the LCM affiliated broker-dealer representatives by calling 1-800-208-0197. If you purchase the Income Edge, LCM will continue to provide client statements concerning account activity, strategy and performance to your Financial Advisor, while we will send you confirmation statements solely related to the Income Edge.

About LIS 2

LIS 2 is a discretionary, multi-discipline managed account product housed in a single portfolio. While LCM has investment strategies that span the risk/return spectrum, you may only participate in one of the three model portfolios eligible for the Income Edge that are described below. These model portfolios are the Asset Allocation Strategies for the certificates. LCM may invest the LIS2 model portfolios that are eligible for the Income Edge in exchange-traded funds and mutual funds. You may not purchase the Income Edge in connection with an account that participates in one of the non-Income Edge eligible model portfolios.

LCM serves as the portfolio manager for LIS 2 and determines the asset allocation and specific investment vehicles for each investment style based on proprietary modeling strategies, as well as its macroeconomic outlook and investment discipline.

There are three LIS2 model portfolios eligible for the Income Edge, each of which represents different levels of expected risk and return. (See the Table below).

The risk-return profile of US Large Cap Equity is represented by the S&P 500® Index, which is an unmanaged index generally considered to be representative of the large-cap segment of the market, covering approximately 75% of the U.S. securities market; and the Russell 1000® Index, which is a large-cap index consisting of the 1,000 largest companies in the Russell 3000® Index, representing approximately 92% of the total market capitalization of the Russell 3000®, which is a market value weighted index of the 3,000 largest U.S. publicly-traded companies. As of March 31, 2009, the market capitalization range of the companies in the S&P 500® Index was $36 million to $336.53 billion. As of March 31, 2009, the market capitalization of the companies in the Russell 1000® Index averaged $61.84 billion and ranged to a maximum of $338.866 billion. As of March 31, 2009, the market capitalization of the companies in the Russell 3000® Index averaged $57.27 billion and ranged to a maximum of $338.866 billion. Please note these ranges are of a particular point in time and are subject to change.

The risk-return profile of the US Small Cap Equity is represented by the Russell 2000® Index, which is an unmanaged index generally considered to be representative of the small-cap segment of the market that measures the performance of the 2,000 smallest companies in the Russell 3000® Index; and the Russell 2500® Index, which is an unmanaged index generally considered to be representative of the small to medium-small cap market, consisting of the bottom 500 companies in the Russell 1000® and all 2,000 companies in the Russell 2000® Index. As of March 31, 2009, the market capitalization of companies in the Russell 2000® Index averaged $819 million and ranged to a maximum of $4.059 billion. As of March 31, 2009, the market capitalization of companies in the Russell 2500® Index averaged $1.74 billion and ranged to a maximum of $6.217 billion. Please note these ranges are of a particular point in time and are subject to change.

The risk-return profile of US Mid-Cap Equity is represented by the Russell Midcap® Index, which is a subset of the Russell 1000® Index. The Russell Midcap® Index includes approximately 800 of the smallest securities based on a combination of their market cap and current index membership. The Russell Midcap® Index represents approximately 31% of the total market capitalization of the Russell 1000® Index companies. As of March 31, 2009, the market capitalization of companies in the Russell Midcap® Index averaged $5.04 billion and ranged to a maximum of $15.452 billion. Please note this range is of a particular point in time and is subject to change.

Style Allocation	Permitted Ranges Percentage
	Model A		Model B		Model C
Sub-asset Class-the sub-asset classes shown below refer to investments deemed to fit within the particular class, and are not necessarily individual funds.	Min	Max	Min	Max	Min	Max
Large Cap US Equity	21.00	45.00	28.00	60.00	35.00	75.00
Core[1]	0.00	45.00	0.00	60.00	0.00	75.00
Value Tilt[2]	0.00	35.00	0.00	45.00	0.00	55.00
Growth Tilt[3]	0.00	10.00	0.00	15.00	0.00	20.00
Mid Cap US Equity	6.00	24.00	8.00	32.00	10.00	40.00
Core	0.00	24.00	0.00	32.00	0.00	40.00
Value Tilt	0.00	18.00	0.00	24.00	0.00	30.00
Growth Tilt	0.00	6.00	0.00	8.00	0.00	10.00
Small Cap US Equity	5.00	18.00	10.00	24.00	15.00	30.00
Core	0.00	18.00	0.00	24.00	0.00	30.00
Value Tilt	0.00	14.00	0.00	18.00	0.00	22.00
Growth Tilt	0.00	4.00	0.00	6.00	0.00	8.00
US REITs[4]	0.00	15.00	0.00	15.00	0.00	15.00
Non-US Equity Developed Markets Only[5]	9.00	24.00	12.00	32.00	15.00	40.00
Core EAFE[6]	9.00	24.00	12.00	32.00	15.00	40.00
US Fixed Income	35.00	47.50	15.00	27.50	0.00	10.00
US Core Fixed Income[7]	0.00	40.00	0.00	20.00	0.00	10.00
US Shorter duration high quality[8]	0.00	47.50	0.00	27.50	0.00	10.00
US Longer duration high quality[9]	0.00	20.00	0.00	15.00	0.00	10.00
US Corporates high quality[10]	0.00	40.00	0.00	20.00	0.00	10.00
Inflation Protected	0.00	7.00	0.00	6.00	0.00	5.00

[1]	“Core” represents a portfolio that has equal allocation to both value and growth stocks, generally represented by a broad-based index such as the S&P 500® Index or the Russell 1000® Index.

[2]

“Value Tilt” represents a bias in the portfolio toward securities that are considered undervalued in the market, or have a less-than-average growth orientation. These securities generally have lower price-to-book and price-earnings ratios, higher dividend yields and lower forecasted growth values than the Growth universe.

[3]

“Growth Tilt” represents a bias in the portfolio toward securities whose earnings are expected to grow at an above-average rate, or have a higher-than-average growth orientation. These securities generally have higher price-to-book and price-earnings ratios, lower dividend yields and higher forecasted growth values than the Value universe.

[4]

US REITs – The risk-return profile of US REITs (Real Estate Investment Trusts) is represented by the FTSE NAREIT Equity Index, which is an unmanaged index generally considered to be representative of the North American Real Estate segment of the market, including all tax qualified REITs with common shares traded on the New York Stock Exchange, American Stock Exchange, or NASDAQ National Market List. In order to operate as a REIT, a publicly traded company must receive at least 75% of its annual gross income from real estate rents, mortgage interest or other qualifying income; have at least 75% of the company’s annual assets consisting of rental real estate, real estate mortgages or other qualifying commercial real estate; and the company must distribute annually at least 90% of its taxable income to its shareholders.

[5]

Non-US Equity Developed Markets Only – The risk-return profile of Non-US Equity Developed Markets Only is represented by the MSCI EAFE Index (Europe, Australasia, Far East), which is an unmanaged, free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US & Canada. As of June 2007 the MSCI EAFE Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

[6]

CORE EAFE – The risk-return profile of Core EAFE is represented by the MSCI EAFE Index (Europe, Australasia, Far East), which is an unmanaged, free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US & Canada. As of June 2007 the MSCI EAFE Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden. Switzerland, and the United Kingdom.

[7]

US CORE Fixed Income – The risk-return profile of US CORE Fixed Income is represented by the Barclays Capital Aggregate Bond Index (formerly Lehman Brothers Aggregate Bond Index), which is an unmanaged index that includes fixed rate debt issues rated investment grade or higher by Moody’s Investor’s Service, Standard and Poor’s ® Corporation, or Fitch Investor’s Service, in that order. (It also includes Commercial Mortgage Backed Securities.) Bonds or securities included must be fixed rate, although it can carry a coupon that steps up or changes according to a predetermined schedule; must be dollar-denominated and nonconvertible; and must be publicly issued. All issues have at least one year to maturity with intermediate indices including bonds with maturities up to 10 years and long term indices composed of bonds with maturities longer than ten years.

[8]

“US Shorter Duration” represents a portfolio of U.S. fixed income securities that have a shorter duration than the average of the Barclays Capital Aggregate Bond Index (formerly Lehman Brothers Aggregate Bond Index). The Barclays Capital Aggregate Bond Index includes U.S. government, corporate, and mortgage-backed securities with maturities up to 30 years. Duration is a measure of how the price of a bond changes in response to interest rate changes.

[9]

“US Longer Duration” represents a portfolio of U.S. fixed income securities that have a longer duration than the average of the Barclays Capital Aggregate Bond Index (formerly Lehman Brothers Aggregate Bond Index). The Barclays Capital Aggregate Bond Index includes U.S. government, corporate, and mortgage-backed securities with maturities up to 30 years. Duration is a measure of how the price of a bond changes in response to interest rate changes.

[10]

US Corporates High Quality – The risk-return profile of US Corporates high quality is represented by the Barclays Capital Credit Index (formerly Lehman Brothers Credit Index), which is an unmanaged index that includes all publicly issued, fixed rate, nonconvertible investment grade dollar-denominated, SEC-registered corporate debt.

For more detailed information regarding the model portfolios please refer to the LCM Form ADV Part II, Schedule H Client Brochure. The LCM Schedule H may be obtained by writing to LCM at 10 Valley Stream Parkway, Malvern, PA 19355 or by calling 1-800-208-0197.

How Does the Income Edge Relate To Your LIS 2 Account?

The Income Edge is designed for LCM clients participating in the LIS2 product who intend to use the investments in their Account as a basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The Income Edge provides insurance protection relating to your Account managed by LCM by ensuring that regardless of how your investments actually perform or the actual value of your investments when you begin your withdrawal program from your Account, you will have predictable lifetime income payments, subject to certain limitations described herein.

How Will LCM Manage Your Investments in the Account If You Purchase an Income Edge?

Using a long-term, strategic approach to its asset allocation methodology, LCM adjusts its models from time to time based on macroeconomic models and changing investment fundamentals. Additionally, LCM tends to make relatively small adjustments within its allocation models. The decision to increase or reduce exposure to an asset class is driven by secular changes to key economic and market-related factors, which may include shifts in absolute and relative valuations, expected earnings growth, or the impact of changing interest rates. LCM is a discretionary manager for your Account and, in that capacity, may change the asset, style, and investment vehicle allocations within these portfolios at its discretion.

LCM can adjust the asset allocation model to any extent it deems appropriate, in the best interest of a Income Edge certificateholder, including within and outside the investment parameters set for the three LIS2 model portfolios eligible for the Income Edge (the “Parameters”). LCM may do so at its discretion, and does not require certificateholder approval. LCM may propose an adjustment to the composition of an asset allocation model, including a change in the permitted ranges percentages that would be acceptable to PHL Variable. However, such a change may also cause PHL Variable to change the Income Edge fee percentage for the affected asset allocation model. The new fee would apply to your certificate as of your initial investment in the affected model portfolio following the change, or if you are already invested in the affected model portfolio, upon making an additional contribution to the Account or exercising the Annual Optional Increase. You would receive notice of any such fee change.

As you have granted LCM discretion over your Account, LCM may change the asset or style allocation or investment vehicles used to manage your portfolio without receiving written approval from you in each case. For instance, LCM may change the investment vehicles used within the portfolio in an attempt to achieve more effective tracking to an index, or make an allocation to a specific sector or investment style. Similarly, LCM may rebalance your Account periodically, as needed, to keep it aligned with the desired investment objective and changing market conditions. As the discretionary manager for your Account, LCM can adjust the asset allocation model to any extent it deems appropriate, including within and outside the Parameters set for the three LIS2 model portfolios eligible for the Income Edge.

What Happens if LCM Manages Your Account in a Manner Unacceptable to Us?

In order for your Income Edge to stay in effect, your Account must be invested at all times in accordance with one of the three LIS2 model portfolios eligible for the Income Edge described above. LCM has agreed to certain investment parameters (the “Parameters”) for the three LIS2 model portfolios eligible for the Income Edge, which, in certain circumstances, if exceeded, may result in the termination of your Income Edge. The Parameters include the asset allocation ranges included in the table above, style ranges, and investment vehicle restrictions. If LCM invests the model portfolios in a manner that is outside of the Parameters, then the Income Edge for owners of any affected Accounts will terminate, unless the model portfolios are brought back into accordance with the Parameters within the “Cure Period.” The Cure Period is five Business Days. A “Business Day” is defined as a day when the New York Stock Exchange is open for trading.

What Happens if Your Contributions or Withdrawals or Other Actions Cause the Investments in Your Account to Fall Outside the Parameters?

Changes you make to your account, including contributions and withdrawals may temporarily cause the investments in your Account to fall outside of the Parameters. For example, if you request a withdrawal of $100,000 from your account, LCM first must sell securities that are worth $100,000 in order to raise cash for your withdrawal. At this point in time the investments in your Account may fall outside of the Parameters due to the higher percentage of cash held in the account. In addition, after you withdraw the $100,000 in cash, the remaining investments in your Account might not be within the Parameters and LCM may need to rebalance the investments in your Account. Also, a circumstance outside our control may make LCM unable to maintain the model portfolios.

Cure Period. If the investments in your Account fall outside of the Parameters, for any reason, for five consecutive Business Days, your Income Edge will terminate. This five-Business Day period is the “Cure Period.” In the event of an extraordinary circumstance where LCM will not be able to rebalance the account within the Parameters during the Cure Period, Phoenix reserves the right, in its discretion, to extend the Cure Period.

What Happens if the Value of Your Account Is Too Low for LCM to Invest within the Parameters?

If your Account value is equal to or less than $10,000, LCM may not be able to maintain the investments in your Account within the Parameters. As a result, if your Account value has decreased to a value equal to or less than $10,000, LCM will liquidate the securities held in your Account and your Account will only hold cash.

Parameters Exception. If your Account value is $10,000 or less and LCM has liquidated the investments and your Account is comprised entirely of cash, your Income Edge will not terminate even though the investments are outside of the Parameters.

Why Will Your Income Edge Terminate if LCM Does Not Manage Your Account Within the Parameters?

We would not be able to offer the Income Edge if we could not require LCM to manage your Account within the Parameters. In order for us to be able to provide the Income Edge for a reasonable fee, we need to know that your Account will be managed within certain constraints—otherwise our risks would be too high for us to be able to make the Income Edge available to you.

In this respect, the asset allocations underlying the model portfolios eligible for the Income Edge are designed to provide steady returns while minimizing the risk that your Account value will be reduced to $0 before you die. Accordingly, the risk against which the Income Edge protects may be minimal. Likewise, based on historical returns, if you stay invested in the markets for a long period of time, then the likelihood of your Account value being reduced to $0 solely because of poor performance may diminish. You should take into consideration the amount of time you expect to have funds in the Account in deciding if the Income Edge is appropriate for you. Of course, past performance is no guarantee of future performance and historical trends may not continue.

We are not an investment adviser and do not provide investment advice to you in connection with your Income Edge. For more information about LCM and LIS2, you should talk to your Financial Advisor and review LCM Form ADV, Part II, Schedule H Client Brochure.

4.	Annual Income Edge Fee

The Income Edge fee will be deducted from your Account. The Income Edge fee percentage will vary, and may be reset to a higher percentage, as a result of certain transactions and depending on when your certificate enrollment was complete as described below. Please note if your Retirement Income Base does not change, your Income Edge fee percentage and the dollar amount of your Income Edge Fee will not change. In addition, the certificate fee percentage for the Spousal Income Guarantee is higher than the certificate fee percentage for the Individual Income Guarantee.

Regardless of when your certificate enrollment was complete, your Income Edge fee percentage will vary and may be higher with respect to any additional contributions you make to your Account or if you exercise the Annual Optional Increase as described below.

For certificates issued prior to December 15, 2008, your fee percentage will vary due to an additional contribution or exercise of the Annual Optional Increase in the manner described below. In either case, the new Income Edge fee percentage may be a higher or lower percentage following one of those transactions than the Income Edge fee percentage that previously applied to your certificate.

❖

If you make additional contributions to the Account your Income Edge fee percentage will be calculated as a weighted average fee, based on the increase in your Retirement Income Base as a result of the contribution and the Income Edge fee percentage in effect for the model portfolio in which you are invested at that time. The new weighted average fee percentage applies to the new Retirement Income Base, which reflects the additional contributions. For an example of how your additional contributions may affect your Income Edge fee, see the example below entitled “Additional Contributions.”

❖

If you exercise the Annual Optional Increase, the Income Edge fee percentage in effect for the model portfolio in which you are invested at that time, if higher than your current Income Edge fee percentage, will apply to your new increased Retirement Income Base. For an example of how the exercise of the Annual Optional Increase may affect your Income Edge fee, see the example below entitled “Annual Optional Increase.” The dollar amount of the Income Edge fee will increase because the Retirement Income Base will be higher.

Example: Additional Contributions

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your Income Edge is 1.40%. Assume further that you make an additional contribution of $50,000 and the Income Edge fee percentage in effect for the model portfolio in which you are invested at the time of the contribution is equal to 1.75%. The Retirement Income Base increases to $300,000 as a result of the additional contribution.

The weighted average Income Edge fee percentage is equal to the current Income Edge fee percentage multiplied by the Retirement Income Base before the additional contribution (1.40% x $250,000) plus the new Income Edge fee percentage multiplied by the amount the Retirement Income Base increased as a result of the additional contribution (1.75% x $50,000) divided by the new Retirement Income Base ($300,000). The result is 1.46%. We will use the new weighted average fee percentage of 1.46% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes.

Example: Annual Optional Increase

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage in effect for your certificate is 1.40%. Assume on your first Income Edge certificate anniversary date your Account value is equal to $300,000 and the Income Edge fee percentage for the model portfolio in which you are invested has changed and is now 1.75%. If you exercise the Annual Optional Increase, your Retirement Income Base will increase to $300,000 and your Income Edge fee percentage will increase to the then current fee percentage, or 1.75%. We will use 1.75% to calculate your Income Edge fee at the beginning of the next calendar quarter and thereafter, assuming no other changes.

For certificates issued on and after December 15, 2008, your fee percentage will vary due to additional contributions, exercise of the Annual Optional Increase, or transfer of Account value to a different eligible model portfolio in the manner described below. In any case, the new Income Edge fee percentage may be a higher or lower percentage following one of these transactions than the Income Edge fee percentage that previously applied to your certificate.

❖

If you make additional contributions to the Account, your Income Edge fee percentage will be calculated as a weighted average fee, based on the increase in your Retirement Income Base as a result of the contribution and the Income Edge fee percentage in effect for the model portfolio in which you are invested at that time. The new weighted average fee percentage applies to the new Retirement Income Base, which reflects the additional contributions. For an example of how your additional contributions may affect your Income Edge fee, see the example in the box above entitled “Additional Contributions.”

❖

If you exercise the Annual Optional Increase, the new Income Edge fee percentage in effect for the model portfolio in which you are invested at that time, if higher than your current Income Edge fee percentage, will apply to your new increased Retirement Income Base. For an example of how the exercise of the Annual Optional Increase may affect your Income Edge fee, see the example in the box above entitled “Annual Optional Increase.” The dollar amount of the Income Edge fee will increase because the Retirement Income Base will be higher.

❖

If you transfer your Account value to a different eligible model portfolio (transfers among model portfolios must be 100% of Account value to be permitted under the certificate), your new Income Edge fee percentage will be the Income Edge fee percentage in effect for the model portfolio to which you transferred. For an example of how transfers may affect your Income Edge fee, see the example below entitled “Transfers.”

Example: Transfers

Assume you are invested in Model A and the Income Edge fee percentage currently in effect for your certificate is 1.40%. You choose to transfer 100% of your Account into Model B. The Income Edge fee percentage then in effect for Model B is 2.00%. We will use the new Income Edge fee percentage of 2.00% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes.

For all certificates:

❖

Your new Income Edge fee percentage will first be used to calculate your Income Edge fee on the first day of the next calendar quarter, unless the Income Edge fee percentage is recalculated again due to one or more of the above activities.

❖

The Income Edge fee will be paid quarterly from your Account. The sale or transfer of investments in your Account to pay the Income Edge fee will not be treated as a withdrawal for purposes of determining your lifetime income payments. The Income Edge fee is paid quarterly in advance and we will not refund any portion of pre-paid Income Edge fees to you if your certificate is terminated for any reason.

❖	The fee percentage will never be greater than 5% of the Retirement Income Base, even in the case of IRAs.

You should carefully consider how an increased fee percentage applicable to an additional contribution, an exercise of the Annual Optional Increase or a transfer of Account value to a different model portfolio (fee change upon transfer applies only to certificates issued on and after December 15, 2008) will impact your total Income Edge fee before making additional contributions, exercising the Annual Optional Increase, or, for certificates issued on and after December 15, 2008, transferring to a different model portfolio. In the event that your Income Edge fee percentage increases, the total Income Edge fee will increase and the increase could be significant. You should also be aware that if you intend to purchase the Income Edge in order to be able to add contributions, exercise the Annual Optional Increase, or, in the case of certificates issued on and after December 15, 2008, make transfers among model portfolios, you will not be able to determine in advance what the total fee would be after such addition of contribution, exercise of the Annual Optional Increase, or, if applicable, transfer to a different model portfolio because the fee percentage may vary from time to time. After you make an additional contribution, exercise the Optional Annual Increase, or make a transfer that changes your fee percentage, we will notify you in writing of your fee percentage or you may call toll free at 1-800-208-0197 for information about your Income Edge fee percentage.

5.	Withdrawals From Your Account

Definition of “Withdrawal”:

The term “withdrawal” is an important term for you to understand because withdrawals can impact the amount of your Retirement Income Base and Retirement Income Amount and, therefore, the amount of guaranteed lifetime income payments you may receive in accordance with the terms of your Income Edge. A withdrawal is defined as (i) the sale or transfer of Covered Assets in your Account that are not reinvested in the asset allocation strategy; (ii) the sale, exchange or transfer of Covered Assets to pay your financial advisor consulting fee in excess of 1.00% of your Account value; (iii) the transfer of Covered Assets out of your Account; or (iv) dividends, capital gains or other accretions, with respect to Covered Assets paid into your Account that are not reinvested in your Account in accordance with the target ranges of the asset allocation strategies for the LIS2 model portfolios eligible for the Income Edge. However, the sale, exchange or transfer of Covered Assets to pay for the Income Edge fee, the LIS2 program fee and the financial advisor consulting fee up to and including of 1.00% of your Account value will not be treated as a withdrawal. Any withdrawals taken before the Retirement Income Date will decrease your Retirement Income Base, thus causing your Retirement Income Amount on the Retirement Income Date to be lower than it would otherwise be. On or after the Retirement Income Date, if the cumulative amount of withdrawals you make in a calendar year exceeds your Retirement Income Amount, your Retirement Income Base and Retirement Income Amount will be reduced accordingly. In addition, if at any time you withdraw your entire Account value, and the cumulative amount of withdrawals you have made in that calendar year (including the current withdrawal) exceeds your Retirement Income Amount, your Retirement Income Base will be reduced to $0 and your Income Edge will terminate without value. There is no provision under the Income Edge certificate to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals. You should carefully monitor your Retirement Income Base at all times as well as the amount of any withdrawals. You may call 1-800-208-0197 for information about your Retirement Income Base. Please note that any other fees paid from your Account will be treated as a withdrawal, including the portion of your financial advisor consulting fee in excess of 1.00% of your Account value.

How Do You Structure Withdrawals From Your Account?

The Income Edge is designed for LCM clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term payments. Until your Account investments are reduced to $0 through withdrawals (within the limits of the certificate) and/or poor investment performance, you may make cash withdrawals from your Account.

You may make withdrawals from your Account at any time and in any amount you choose. However, any withdrawals before the Retirement Income Date and any withdrawals in excess of the Retirement Income Amount will reduce your Retirement Income Base, which will reduce the potential benefit of your Income Edge. To obtain the maximum potential benefit from your Income Edge under your specific circumstances, you should consider waiting until the Retirement Income Date to begin withdrawals and thereafter limit your annual withdrawals to an amount not in excess of the Retirement Income Amount.

If, after your Retirement Income Date and the start of a calendar year, your Account value is less than your Retirement Income Amount, you may make a withdrawal for the full Account value and reduce your Account value to $0 and then monthly payments will commence one month following the date your Account value reduces to $0.

Your “Retirement Income Date” and “Retirement Income Amount” are described below.

How Do You Know When You Have Reached Your “Retirement Income Date” and Can Start Taking Permissible Withdrawals That Will Not Reduce the Potential Benefit of Your Income Edge?

As noted, to get the maximum benefit from your Income Edge, you should wait until your Retirement Income Date to begin taking withdrawals from your Account and should withdraw only the Retirement Income Amount. The Retirement Income Amount represents the maximum amount of funds you may withdraw without reducing the benefit of the Income Edge. Prior to your Retirement Income Date, your Retirement Income Amount is $0. This means that prior to your Retirement Income Date, any withdrawals you make will reduce your Income Edge benefit. On your Retirement Income Date, your Retirement Income Amount is 5% of your Retirement Income Base. Your specific Retirement Income Date depends on whether you purchased your Income Edge with the Individual Income Guarantee or the Spousal Income Guarantee.

❖	If you purchased your Income Edge with the Individual Income Guarantee (including an IRA Account), your Retirement Income Date is the later of the certificate effective date or your 65th birthday.

❖	The “certificate anniversary date” for your Income Edge is the same day and month each year as the certificate effective date.

❖	If you purchase your Income Edge with the Spousal Income Guarantee, your Retirement Income Date is the younger spouse’s 65 th birthday.

❖	If you purchased your Income Edge with the Spousal Income Guarantee after the 65th birthday of the younger spouse, the certificate effective date is the Retirement Income Date.

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If you purchase your Income Edge with the Spousal Income Guarantee, and either you or your spouse die prior to the Retirement Income Date, we will recalculate the Retirement Income Date to be the later of:

i.	the date of death; or

ii.	the surviving spouse’s 65th birthday.

How Much Should You Withdraw From Your Account Each Year?

To get the maximum benefit from your Income Edge, you should wait until the Retirement Income Date and withdraw no more than your Retirement Income Amount each certificate year.

How Do You Calculate How Much You Have Left To Withdraw In Any Calendar Year Without Reducing Your Retirement Income Base?

At any point in time on or after the Retirement Income Date, you can calculate the maximum amount you have left to withdraw in the current calendar year without reducing your Retirement Income Base by taking your current Retirement Income Amount and subtracting all of the previous withdrawals you have made in the same calendar year. If the resulting number is zero or negative, you have no amount remaining to withdraw without reducing the Retirement Income Base. Before the Retirement Income Date, your Retirement Income Amount is zero, so you may not take any withdrawals before the Retirement Income Date without reducing your Retirement Income Base. For IRA Accounts, the maximum amount you have left to withdraw in any calendar year on or after the Retirement Income Date without reducing your Retirement Income Base is equal to the greater of the required minimum distributions (“RMD”) or the Retirement Income Amount, less cumulative withdrawals made during the calendar year that have not reduced the Retirement Income Base. The RMD for IRA Accounts will be calculated as of January 1 following the later of the certificate effective date and the date the owner turns the age 70 1/2. Prior to the date the RMD is first calculated, the RMD is equal to $0. The RMD will be based on the Account value on the previous December 31st.

Withdrawals Prior to the Retirement Income Date

Prior to the Retirement Income Date, your Retirement Income Amount is $0 and your Retirement Income Base will be reduced by any withdrawal in the same proportion as your Account value (immediately prior to the withdrawal) is reduced by the withdrawal. If you make a withdrawal of your entire Account value, your Retirement Income Base will be reduced to $0 and your Income Edge certificate and the guarantee it provides will terminate.

Example: with Withdrawals Prior to the Retirement Income Date

Assume that on the certificate effective date of your Income Edge, you are age 60, your Account value is $500,000, and your Retirement Income Base equals $500,000. Assume further that on your first certificate anniversary date, you make a withdrawal of $25,000 from your Account and your Account value immediately prior to such withdrawal is $500,000. Your Account value is reduced by the amount of the withdrawal. Because you make the withdrawal before your Retirement Income Date, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Your Account value was reduced by 5%, and accordingly, your Retirement Income Base is reduced by 5%, from $500,000 to $475,000.

Now, assume that on the second certificate anniversary date of your Income Edge, you make another withdrawal of $25,000 from your Account.

A – Down-Market Situation. Assume also that your Account value has decreased, based on poor market condition, from $475,000 to $450,000 immediately prior to the withdrawal. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by more than $25,000 because the withdrawal was taken after a market decline. Your Account value would decrease from $450,000 to $425,000 as a result of the withdrawal. Again, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $450,000) or 5.56%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $448,590 ($475,000 x 0.0556 = $26,410 and $475,000 - $26,410 = $448,590).

B – Up Market Situation. Assume that your Account value has increased, based on good market conditions, from $475,000 to $525,000 from the first certificate anniversary to the second certificate anniversary. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by less than $25,000 because the withdrawal was taken after a market increase. Your Account value would decrease to $500,000 as a result of the withdrawal. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $525,000) or 4.76%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $452,390 ($475,000 x 0.0476 = $22,610 and $475,000 - $22,610 = $452,390).

Assume that on the third certificate anniversary date, your Account value is $425,000. You make a withdrawal of $425,000 from your Account (the amount of your entire Account value). Your Account value would decrease to $0. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Therefore, your Retirement Income Base after the withdrawal would be $0 and your Income Edge would terminate without value.

Withdrawals On or After the Retirement Income Date

On or after your Retirement Income Date, your Retirement Income Base will not be reduced by withdrawals if the cumulative amount of withdrawals in a calendar year is less than or equal to your Retirement Income Amount. If a withdrawal causes the cumulative withdrawals to exceed the Retirement Income Amount in that calendar year, the withdrawal amounts in excess of the Retirement Income Amount will be considered “Excess Withdrawals.” You should be aware that certain fees other than the Income Edge fee, the LIS2 Program fee, and the financial advisor consulting fee up to and including 1.00% of your Account value are periodically deducted automatically from your Account value. These fees may include wire transfer fees, IRA maintenance fees, and mail courier fees. Unlike the Income Edge fee, the LIS2 Program fee and the financial advisor consulting fee up to and including 1.00% of your Account value, these fees may be treated as withdrawals under your Income Edge for purposes of determining whether cumulative withdrawals in a calendar year exceed the Retirement Income Amount in that calendar year; in other words, depending on the amount of cumulative withdrawals you have made in a calendar year, the deduction of these fees may result in Excess Withdrawals. Each Excess Withdrawal will reduce the Retirement Income Base in the same proportion as the Account value is reduced by the Excess Withdrawal.

Example:

Assume that the certificate effective date and Retirement Income Date of your Income Edge are on the first business day following January 1. Assume that on the certificate effective date you are age 65, your Retirement Income Base equals $500,000, and your Retirement Income Amount therefore equals $25,000. Assume that during the first calendar year you make a withdrawal of $25,000 from your Account and that your Account value prior to the withdrawal is $500,000. Your Account value would decrease to $475,000 as a result of the withdrawal, and because your cumulative withdrawals did not exceed your Retirement Income Amount, your Retirement Income Base would remain at $500,000.

Assume that later that calendar year, you withdraw an additional $25,000 from your Account and that your Account value prior to the withdrawal is $475,000. Your Account value would decrease to $450,000 as a result of the second withdrawal. Your cumulative withdrawals for the calendar year are now $50,000, which exceeds your Retirement Income Amount of $25,000. The excess withdrawal of $25,000 reduced your Account value by ($25,000 ÷ $475,000) or 5.26%, and accordingly, your Retirement Income Base is reduced by 5.26%, from $500,000 to $473,700.

Your Retirement Income Base on the first business day following the next January 1 is still equal to $473,700. Therefore, your Retirement Income Amount is recalculated as 5% of $473,700 or $23,685.

If you make a withdrawal of your entire Account value and the cumulative amount of withdrawals you have made in that calendar year (including the current withdrawal) exceeds your Retirement Income Amount, your Retirement Income Base is reduced to $0 and your Income Edge will terminate without value.

The Importance of Managing Your Withdrawals

The foregoing discussion of withdrawals illustrates how important it is to carefully manage your withdrawals to avoid adversely impacting the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interests. You should carefully consider whether you may need to make withdrawals before the Retirement Income Date or in excess of the Retirement Income Amount on or after the Retirement Income Date. If you believe you may have such a need, you should have other sources of liquidity to avoid having to make these types of withdrawals. Your Income Edge does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Account value. There is no provision under the Income Edge to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals.

The Importance of Considering When to Start Making Withdrawals

You may start making withdrawals from your Account at any time. However, any withdrawals reduce your Account value. Additionally, as discussed above, withdrawals from your Account may reduce your Retirement Income Base and correspondingly, your Retirement Income Amount. As discussed, you should wait until on or after the Retirement Income Date to begin making withdrawals. However, you should understand that the longer you wait after such date to start making withdrawals from your Account, the less likely you will be to benefit from your Income Edge because of decreasing life expectancy. On the other hand, the longer you wait to begin making withdrawals from your Account, the more likely you will be to benefit from the opportunity to lock in investment gains (if any) in a particular year by exercising the Automatic Increase Option. You should carefully consider when to begin making withdrawals from your Account.

LCM will administer your requests for withdrawals from your Account. We will receive information periodically from LCM concerning your Account value and transactions processed in your Account. We will track your Account value and transactions in your Account to calculate the amount of your Retirement Income Base and Retirement Income Amount, if any, on an ongoing basis.

6.	Retirement Income Amount

How Is Your “Retirement Income Amount” Calculated?

Your Retirement Income Amount is first calculated on your Retirement Income Date. If your Retirement Income Date is as of January 1, your Retirement Income Amount, will be equal to 5% of the Retirement Income Base. If your Retirement Income Date is on a day other than as of January 1, your Retirement Income Amount is pro rated based on the number of days until the following January 1. For example, if your Retirement Income Base as of January 1 is $250,000, and your Retirement Income Date is on the following July 1, your Retirement Income Amount is calculated on July 1 as $6,301 for the remainder of the year (.05 x $250,000 x 184/365). Your Retirement Income Amount is recalculated as of the January 1 of each calendar year and will be equal to 5% of the Retirement Income Base. (This term, “Retirement Income Base,” is an important term under your Income Edge certificate and is used not only to calculate your Retirement Income Amount, but for other purposes as well. For a description of the Retirement Income Base see “How Does Your Income Edge Work”, page 11, the examples below, and “Increases in Your Retirement Income Base”, page 20.

At your certificate effective date, your Retirement Income Base is equal to your Account value. Your “Account value” on any date is the aggregate value of the investments in your Account as determined from time to time in accordance with applicable law by LCM.

Example: New Account

Assume you open your Account with an initial contribution of $500,000, purchase a Income Edge, and your certificate effective date is today. Your Retirement Income Base is $500,000 on the certificate effective date.

Example: Existing Account

Assume instead that you opened your Account five years ago with an initial contribution of $500,000. Assume further that you applied to purchase a Income Edge one week ago and the certificate effective date is today. Your Account value is $600,000 on the certificate effective date. Your Retirement Income Base is equal to $600,000, or the Account value on the certificate effective date.

Can Your Retirement Income Amount Decrease?

The Retirement Income Amount is recalculated as of January 1 of each year as 5% of the then-existing Retirement Income Base. Therefore, if your Retirement Income Base decreased during the prior calendar year, your Retirement Income Amount will decrease as of the next January 1.

Can Your Retirement Income Amount Increase?

The value of your Retirement Income Amount applicable under your Income Edge will increase if your Retirement Income Base increases. Your Retirement Income Base may increase as a result of additional contributions you make to your account. The Retirement Income Base may also increase each year if your Account value on your certificate anniversary is greater than your Retirement Income Base and you exercise the Annual Optional Increase.

7.	Increases In Your Retirement Income Base

Increases From Additional Contributions To Your Account

Your Retirement Income Base will increase each time you make an additional contribution to your Account. If you contribute additional assets to your Account (after you first purchase your Income Edge) and the assets are not Covered Assets, then these assets will not be eligible for the Income Edge as an additional contribution until they are Covered Assets, which must be within the Liquidation Period (currently thirty days). If LCM determines that the assets cannot be Covered Assets, then the assets will be refunded to the client or remain in the Account and not be eligible for the Income Edge. If you make additional cash contributions to your Account prior to the Retirement Income Date, we will automatically increase your Retirement Income Base by an amount equal to your cumulative cash contributions made after the certificate effective date (including the current contributions) to the Account less cumulative increases in the Retirement Income Base as a result of additional contributions (excluding the current contributions). If you make an additional cash contribution to your Account on or after the Retirement Income Date, we will automatically increase your Retirement Income Base by an amount equal to your cumulative cash contributions made after the certificate effective date (including the current contributions) to the Account less your cumulative withdrawals that have not reduced the Retirement Income Base and less cumulative increases in the Retirement Income Base as a result of additional contributions (excluding the current contributions). If the amount calculated is greater than $0, your Retirement Income Base is increased by this amount. If this amount is less than or equal to $0, the Retirement Income Base will not increase on the date of the contribution.

If the Retirement Income Base increases as a result of an additional cash contribution, your Retirement Income Amount will increase by a proportionate amount based on the number of days remaining until the following January 1. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount the Retirement Income Base increased (as a result of the additional contribution) multiplied by the number of days until the following January 1 and divided by 365. As of January 1, you will have access to the full Retirement Income Amount.

Example: with Additional Contributions (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the certificate effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Cash Contribution

You make an additional contribution of $50,000 on 01/02/2009.

The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Additional Cash Contribution

You make an additional contribution of $60,000 on 10/29/2009. This date is 65 days prior to 01/02/2010 (or the first business day following the next January 1).

The RIB increases as a result of the additional contribution. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $0

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $0 – $50,000 = $60,000

Retirement Income Base on 10/29/2009: $1,050,000 + $60,000 = $1,110,000

Retirement Income Amount Increase: 5% x $60,000 x 65 / 365 = $534

Retirement Income Amount on 10/29/2009: $52,500 + $534 = $53,034

Example: with Additional Contributions and Withdrawals (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the certificate effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Cash Contribution

You make an additional contribution of $50,000 on 01/02/2009.

The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Withdrawal

You make a withdrawal of $25,000 on 06/01/2009.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2009: $1,050,000

Retirement Income Amount on 06/01/2009: $52,500

Additional Cash Contribution

You make an additional contribution of $60,000 on 10/29/2009. This date is 65 days prior to 01/02/2010 (or the first business day following the next January 1).

The RIB increases as a result of the additional contribution, but not by the full amount of the additional contribution because there was a withdrawal. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $25,000

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $25,000 – $50,000 = $35,000

Retirement Income Base on 10/29/2009: $1,050,000 + $35,000 = $1,085,000

Retirement Income Amount Increase: 5% x $35,000 x 65 / 365 = $312

Retirement Income Amount on 10/29/2009: $52,500 + $312 = $52,812

Additional cash contributions you make to your Account increase your Account value and may increase your Retirement Income Base. Under certain circumstances, additional cash contributions in your Account will not increase your Retirement Income Base and you should consult with your LCM affiliated representative to determine whether additional contributions in the Account are appropriate under your particular circumstances.

Example: with Withdrawals and an Additional Contribution That Does Not Increase the Retirement Income Base (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the certificate effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Contribution

You make an additional cash contribution of $50,000 on 01/02/2009.

The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Withdrawal 1st year

You make a withdrawal of $50,000 on 06/01/2009.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2009: $1,050,000

Retirement Income Amount on 06/01/2009: $52,500

Withdrawal 2nd year

You make a withdrawal of $50,000 on 06/01/2010.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2010: $1,050,000

Retirement Income Amount on 06/01/2010: $52,500

Additional Contribution

You make an additional cash contribution of $60,000 on 10/29/2010. This date is 65 days prior to 01/02/2011 (or the first business day following the next January 1).

The RIB does not increase as a result of this additional contribution. The RIA, therefore, also does not increase.

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $100,000

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $100,000 – $50,000 = $ – 40,000. This negative number is less than zero, so it does not increase the RIB. Although it is negative, the RIB will not be decreased either. The RIB will never decrease as a result of an additional contribution. Hence, a negative RIB increase number is considered to be zero in the following calculation.

Retirement Income Base on 10/29/2010: $1,050,000 + $0 = $1,050,000

Retirement Income Amount Increase: 5% x $0 x 65 / 365 = $0

Retirement Income Amount on 10/29/2010: $52,500 + $0 = $52,500.

It is important to understand that your Account value may increase for other reasons as well, such as realized or unrealized investment gains or the reinvestment of dividends. Unless you exercise the Annual Optional Increase, increases in your Account value other than increases resulting from additional cash contributions you make to your Account do not increase your Retirement Income Base.

Example:

Assume that on the certificate effective date of your Income Edge, your Retirement Income Base equals $500,000. Assume further that by your first certificate anniversary date, your Account value has grown to $510,000 because your investments have appreciated. The increase in your Account value because of the appreciation of your investments would not increase your Retirement Income Base to $510,000 (unless, as discussed below, you have exercised the Annual Optional Increase). Instead, your Retirement Income Base remains $500,000.

Increases As A Result Of The Annual Optional Increase

The Annual Optional Increase is an Income Edge feature. You may exercise the Annual Optional Increase to periodically lock in increases in your Account value, if any, in excess of withdrawals, to increase your Retirement Income Base and Retirement Income Amount, and, therefore, your guaranteed income payments (if any). On your certificate anniversary date, if the Account value is greater than your Retirement Income Base, you may exercise the Annual Optional Increase and your Retirement Income Base will be increased to equal your Account value.

Prior to each certificate anniversary date, you will be notified that you may exercise the Annual Optional Increase. We must be notified in writing if you want to exercise the Annual Optional Increase. If you take no action, your Retirement Income Base will remain unchanged.

If you exercise the Annual Optional Increase, you will have immediate access to the proportionate amount of the Retirement Income Amount based on the number of days remaining in the calendar year. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount of the Retirement Income Base increased (as a result of the Annual Optional Increase) multiplied by the number of days until the following January 1 and divided by 365. As of the following January 1, you will have access to the full Retirement Income Amount. As a practical matter, your certificate anniversary date cannot be January 1, because the Company is not open for business on January 1.

If you exercise the Annual Optional Increase and the Account value on your certificate anniversary date is less than your Retirement Income Base, your Retirement Income Base will not increase.

Example: with appreciation

Assume that on the certificate effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has grown to $520,000 because your investments have appreciated and you have not made any withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base would automatically be increased on that certificate anniversary date to $520,000.

Example: with contributions plus appreciation and no withdrawals in an up market

Assume that on the certificate effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and further assume that you have not made any withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base will increase on that certificate anniversary date to $520,000.

Now, assume that by your second certificate anniversary date, your Account value has increased to $540,000 because your Account investments have appreciated, and further assume that you have not made any withdrawals from your Account. Assume that on the second certificate anniversary date, you make an additional contribution to your Account in the amount of $50,000. You may elect to have your Retirement Income Base increased on that certificate anniversary date to $590,000.

Example: with contributions plus appreciation and withdrawals in an up market

Assume that on the certificate effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and assume that you have not made any withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base will be automatically increased on that anniversary date to $520,000.

Assume further that after the first certificate anniversary date but before the second certificate anniversary date, you make a withdrawal from your Account in the amount of $25,000. Assume that on the second anniversary, you make an additional contribution of $50,000. As a result of the additional contribution, your Retirement Income Base will increase by the amount of cumulative additional contributions to your Account ($50,000) less the amount of cumulative withdrawals from your Account that have not decreased the Retirement Income Base ($25,000) less the cumulative amount by which your Retirement Income Base has been increased by additional contributions not including the current additional contribution ($0). Therefore, your Retirement Income Base will increase by $25,000 to $545,000.

Income Edge Payments On or After the Retirement Income Date

Income Edge payments begin if, and when, withdrawals from your Account (within limits of the certificate) and/or poor investment performance reduce your Account value to $0 on or after the Retirement Income Date.

Example

Assume that you purchased your Income Edge with an Individual Income Guarantee at age 50 and your initial Retirement Income Base was $500,000. Because of increases to your Retirement Income Base, the amount had grown to $1,000,000 by the time you reached your Retirement Income Date at age 65, at which time you began to take annual withdrawals of $50,000 per certificate year (which is your Retirement Income Amount, i.e. 5% of your Retirement Income Base). You do not take withdrawals during any certificate year that exceed $50,000, but because of poor investment performance, your Account Value is reduced to $0 by age 80. At that time, we begin lifetime fixed income payments of $50,000 each year for the rest of your life.

Payments After The Account Value Is Reduced to $0

If Your Account Value Is Reduced To $0 As A Result Of Withdrawals Within The Limits Of The Income Edge And/Or Poor Investment Performance, How Are Your Continuing Income Payments Calculated?

If and when your Account value is reduced to $0 as a result of withdrawals within the limits of your Income Edge certificate on or after the Retirement Income Date from your Account and/or poor investment performance before or after the Retirement Income Date, we will provide you with continuing income payments. The income payments under the Income Edge certificate are provided through a lifetime fixed payout annuity. The Income Edge is treated under state insurance law as an annuity contract.

At the time your Account value equals $0, your Account will remain open, with a $0 balance until the last day of the calendar quarter following the calendar quarter when your Account value first equals $0, at which time your Account will be closed and your investment advisory agreement with LCM will terminate.

We will provide you with continuing income payments in the form of lifetime income payments that will continue until you die, or, if you purchased the Spousal Income Guarantee, until both you and your surviving spouse die. The annual amount of income payments we will pay to you is equal to 5% of the Retirement Income Base on the date your Account value reduces to $0 as a result of withdrawals (within the limits of the certificate) and/or poor investment performance. We will make monthly payments (if any) equal to one-twelfth of the annual payment amount unless you request an alternative payment frequency. You may request an annual lump sum payment. Your payment will begin:

❖

If your Account value equals $0 on or after the Retirement Income Date as a result of withdrawals (within the limits of the certificate) and/or poor investment performance, monthly payments will commence one month following the date your Account value reduces to $0.

❖	If your Account value is reduced to $0 prior to the Retirement Income Date as a result of poor investment performance, monthly payments will commence one month following the Retirement Income Date.

❖

The securities held in the Account are valued by LCM, which obtains security values from pricing services through the custodian of the Account. However, either prior to or after the Retirement Income Date, if an Account value has not reached $0, but only holds securities that cannot be valued by LCM, we reserve the right to assign a value of $0 to the Account for purposes of the Income Edge certificate only. In such case, monthly payments will commence as described in one of the two immediately preceding bullets, as applicable.

Example

Assume your Retirement Income Date is the same as your certificate effective date. Assume that your Retirement Income Base is equal to $250,000 on your 10th certificate anniversary date and your Retirement Income Amount is 5% of your Retirement Income Base. Therefore, your Retirement Income Amount is equal to 5% of $250,000 or $12,000. Your Account value is equal to $10,000. You make a withdrawal of $10,000 on your 10th certificate anniversary date and your Account value is reduced to $0 as a result of this withdrawal. Monthly lifetime income payments equal to 1/12 of $12,500 or $1,041.67 will begin one month following the date your Account value reduced to $0 and will continue until you die.

What If You Die Before Your LIS 2 Investments Are Reduced to $0?

The lifetime income payments under your Income Edge are “contingent” because they are triggered only when withdrawals (within the limits of the certificate), and/or poor investment performance, reduce your Account value to $0 within your lifetime (or if the Spousal Income Guarantee has been elected, within your and your spouse’s lifetime). But, if these contingencies do not occur within your lifetime or you die before your LIS2 investments are reduced to $0, then the guarantee terminates without value and we make no payments under the Income Edge. Any remaining LIS2 Investments will be distributed to your spouse or to your testamentary heirs. To notify us that your spouse has died, please call 1-800-208-0197.

General Information

Determining Whether A Income Edge Is Right for You

It is important to understand that the Income Edge does not protect the actual value of the investments in your Account. For example, if you invest $500,000 in your Account, and your Account value has dropped to $400,000 on the Retirement Income Date, we are not required to add $100,000 to your account. Rather, the Income Edge provides that when you have reached the Retirement Income Date, you may begin withdrawing guaranteed lifetime annual income payments of $25,000 (5% of $500,000), rather than $20,000 (5% of $400,000) annually from your Account, and if these withdrawals decrease your Account to $0 then we are required in accordance with the terms of the Income Edge to pay you annual income payments equal to your Retirement Income Amount for the rest of your life.

It is also important to understand that even after you have reached the Retirement Income Date and start taking withdrawals from your Account, those withdrawals are made first from your own investments in your Account. We are required to start using our own money to make continuing lifetime income payments to you only when and if your Account value is $0 because of withdrawals (within the limits of the certificate) and/or poor investment performance. We limit our risk under the Income Edge in this regard by limiting the amount you may withdraw each year from your Account (without reducing your Retirement Income Base) to your current Retirement Income Amount. If your investment return on your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to or greater than the Retirement Income Amount, then your Account value will never be reduced to $0 and payments under your Income Edge will never begin.

There are many variables, however, other than average annual return on your Account that will determine whether your investments in your Account without the Income Edge would have generated enough gain over time to sustain systematic or periodic withdrawals equal to your Retirement Income Amount that you would have received if you had purchased the Income Edge. Your Account value may have declined over time before the Retirement Income Date, which means that your investments would have to produce an even greater return after the Retirement Income Date to make up for the investment losses before that date. Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

Of course, even if your Account investments (assuming no Income Edge certificate is purchased) do not generate sufficient gains after the date you begin to take income withdrawals to support systematic or periodic withdrawals equal to the Retirement Income Amount you would have received with the Income Edge and your actual Account value declines over time, your Account value may not be fully reduced to $0 for a number of years. If you (or if you have purchased the Spousal Income Guarantee, you and your spouse) die before your investments are reduced to $0, the strategy of liquidating your retirement assets through a program of systematic withdrawals without the protection provided by the Income Edge will have proved to be an effective one. However, studies indicate that lifespans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic withdrawals presents the risk of outliving those withdrawals. The Income Edge is designed to protect you against the risk of living too long, commonly known as “longevity risk.”

Divorce of Joint Spousal Owners of a Income Edge

As discussed in the preceding “Purchasing a Income Edge” section of this prospectus, spouses may purchase the Spousal Income Guarantee version of the Income Edge to provide predictable lifetime income payments for both spouses by providing continuing income payments if the investments in the spouses’ jointly-owned Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance before both spouses die. If spouses purchase a Spousal Income Guarantee Income Edge and subsequently determine to obtain a divorce, the divorce will require certain modifications to be made to, or may result in the complete termination of, the Income Edge certificate, as described below.

Divorce Occurring Before Account Value Is Reduced to $0

If an Income Edge certificate is owned jointly by spouses, in the event of a divorce that becomes final before the Account value is reduced to $0, the spouses may request that the Income Edge certificate continue in effect, subject to certain modifications as discussed below. The spouses must provide written notice to PHL Variable, acceptable to the Company, stating whether the terms of the divorce provide for (i) the spouses to divide the assets in the Account into two new Accounts, (ii) one spouse to remain the sole owner of the Account, or (iii) both spouses to remain owners of the existing Account.

If the Former Spouses Divide the Account into Two New Accounts. If the former spouses provide us with notice that they will divide the assets in the Account between two new Accounts, the jointly owned spousal Income Edge certificate will be converted to two individually owned Income Edge certificates, one for each of the two new Accounts. The current Income Edge fee applicable to individually owned Income Edge certificates on the certificate effective date will be charged. We will allocate the

Retirement Income Base from the original Account between the two new Accounts owned by each former spouse, as agreed by the former spouses or as directed by any valid, applicable court order. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the Income Edge fee applicable to jointly owned spousal Income Edge certificates until we have received notice that the spouses are divorced.

However, effective as of the date of the divorce, the Income Edge certificate will no longer be a “spousal” jointly owned certificate and the certificate will generally terminate upon the first owner’s death if such death occurs before we receive notice of the divorce and division of the assets of the Account and the certificate is converted into two individually owned certificates; provided, however, if such death occurs before we receive notice of the divorce, but we are provided with written evidence that, in our sole discretion, establishes that prior to the first former spouse’s death, the assets in the Account were legally divided either (i) by operation of applicable state law (e.g., laws of community property states) or (ii) pursuant to a court mandated property settlement that sets forth precisely how the former spouses’ Account assets are to be divided, rather than terminating the Income Edge certificate, we will convert the jointly owned certificate into an individually owned Income Edge certificate for the Account of the surviving former spouse. We will allocate the Retirement Income Base applicable to the original Account to the certificate for the Account of the surviving spouse, in accordance with such applicable law or property settlement, as the case may be. The portion of the Retirement Income Base from the original Account that is attributable to the deceased former spouse under such applicable state law or property settlement will be reduced to zero and the Income Edge certificate will be terminated as to the assets in the Account attributable to the deceased former spouse, as of the date of such deceased former spouse’s death.

Former spouses that divide their Account into two new Accounts and request that their Income Edge be converted to two individual Income Edge certificates should be aware that the two new Accounts must be invested in accordance with an eligible asset allocation model and that their rights and obligations under the new certificates will be the same as under the individually-owned Income Edge certificate generally.

One Former Spouse Remains the Sole Owner of the Account. If the former spouses notify us that only one of the former spouses will remain an owner of the Account, which was previously owned by the former spouses, the jointly owned spousal Income Edge certificate will be terminated and an individually owned certificate will be issued to the sole owner. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the Spousal Income Guarantee fee in effect for the certificate. After we receive such notice, the fee is the Individual Income Guarantee fee. See “What does the Income Edge cost?”, page 5. However, effective as of the date of the divorce, upon the death of the former spouse who is to remain the sole owner of the Account, the Income Edge certificate will terminate upon the death of such former spouse, even if such death occurs before we receive notice that the former spouse is to remain the sole owner of the Account. The Income Edge fee will not be charged after the date of death of such former spouse.

The former spouse that remains the owner of the Account and to whom a new individually-owned Income Edge is issued in the circumstances described above should be aware that the Account must remain invested in accordance with an eligible asset allocation model and that the former spouse’s rights and obligations under the new Income Edge certificate will be the same as under an individually-owned Income Edge certificate generally.

Both Former Spouses Remain Joint Owners of the Account. If the former spouses are to remain the joint owners of the Account, the former spouses will continue as the joint owners of a new Individual Income Guarantee to replace the Spousal Income Guarantee upon receipt of a notice of divorce. We will then begin to charge the fee applicable to Individual Income Guarantee. See “What does the Income Edge cost?”, page 5. The certificate will terminate upon the first owner’s death, even if such death occurs before we receive notice of the divorce.

Former spouses who remain the joint owners of an Account and continue their joint ownership of a Income Edge certificate in the circumstances described above should be aware that the Account must remain invested in accordance with an eligible asset allocation model and that the former spouses’ rights and obligations under the Income Edge certificate will be the same as under an individually-owned Income Edge certificate generally.

Divorce occurring on or after the Account value is reduced to $0.

If a Income Edge certificate is jointly owned by spouses, in the event of a divorce that becomes final on or after the Account value is reduced to $0, we will split the income payments according to any written notice of divorce received by us. Prior to our receipt of the written notice of divorce, we will make any income payments due under the Income Edge in the manner prescribed by the former spouses pursuant to the terms of the certificate.

Termination of the Income Edge

Voluntary Termination. You may terminate your Income Edge at any time in accordance with notification requirements. No amount of Income Edge fees will be returned to you and your Income Edge will terminate without value. If you decide to terminate your Income Edge, your Account value will remain unchanged. You may not apply for a new Income Edge certificate for 90 days after the voluntary termination.

Cancellation

Once you purchase your Income Edge, you can only cancel it by (i) notifying us in writing that you no longer want the Income Edge and to stop payment of the Income Edge fees from your Account, (ii) closing or transferring your Account or (iii) liquidating all of the investments in your Account.

Automatic Termination. Your Income Edge will automatically terminate upon any of the following events:

Death of an Owner

•	If you purchased the Income Edge with the Individual Income Guarantee, your Income Edge will terminate upon your death or, if the Income Edge was purchased with an IRA, the IRA owner’s death.

•

If you purchased the Income Edge with the Spousal Income Guarantee, upon the death of the first owner to die, the surviving spouse may continue the Income Edge, the Income Edge certificate will terminate upon death of the surviving spouse.

Excess Withdrawals

•	If your Retirement Income Base is reduced to $0 by excess withdrawals, your Income Edge will terminate.

Lifetime Payment Option

•

The Lifetime Payment Option is an option that allows you, at any time, to liquidate all of the investments in your Account and apply the proceeds to purchase a lifetime fixed immediate annuity contract from us. Your annuity payments will never be less than those calculated in accordance with the annuity rates guaranteed in the Income Edge. Your Income Edge certificate will terminate if you elect the Lifetime Payment Option. For more information on the Lifetime Payment Option, see Appendix B.

Non-Compliance with Investment Parameters

•

LCM has agreed to certain investment Parameters for those strategies designated for use with the Income Edge certificate, which, in certain circumstances, if exceeded, may result in the termination of your Income Edge certificate.

For more information regarding the termination of the Income Edge certificate under such circumstances, see “What Happens if LCM Manages Your Account in a Manner Unacceptable to Us?” section of this prospectus.

Miscellaneous Provisions

Periodic Communications to Income Edge Owners

LCM will provide quarterly performance reports related to your Account to your financial advisor. We will provide periodic reports, including an Income Edge Fee Deduction Notice, Income Edge Adjustment Notice, and Income Edge Termination Notice, as well as annual reports including the Income Edge Anniversary Notice and Income Edge January 1 Notice. The Income Edge Fee Deduction Notice will confirm the withdrawal of Income Edge fees from the Account. The Income Edge Adjustment fee Notice confirms the following: any withdrawal before the Retirement Income Date, an excess withdrawal on or after the Retirement Income Date, additional contributions that increase the Retirement Income Base, and when the Retirement Income Amount is calculated as a result of the client reaching the Retirement Income Date. The Income Edge Anniversary Notice confirms the Retirement Income Date, the Retirement Income Base, the Retirement Income Amount, the Calendar Yearly-to-Date Withdrawals, the Calendar Year Remaining Amount (if on or after the Retirement Income Date), the Certificate Anniversary, and the Income Edge Fee Percentage. The Income Edge Termination Notice confirms the termination of the Income Edge without value. The Income Edge January 1 Notice confirms the Retirement Income Date, the Retirement Income Base, and the Retirement Income Amount (only after the Retirement Income Date).

Amendments to a Income Edge Certificate

The group annuity contract under which Income Edge certificates are is issued in the form of an individual or spousal certificate and the Income Edge certificate itself may be amended to conform to changes in applicable law or interpretations of applicable law. Any changes in the Income Edge certificate and/or the group annuity contract under which it is issued, may need to be approved by certain state insurance departments. You will receive written notice of such changes in the Income Edge certificate.

Assignment

You may not assign your interest in your Income Edge certificate without our prior written approval.

Taxation of the Income Edge

The following is a general discussion based on current interpretations of current Federal income tax law and is not intended as individual tax advice. This discussion does not cover every situation and does not address all possible circumstances. This discussion does not address the tax treatment of transactions involving investment assets held in your Account except insofar as the Income Edge itself may be relevant to the tax treatment of such transactions. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of the Income Edge. Estate and inheritance tax consequences will depend on your individual circumstances. You should also be aware that the tax laws may change, possibly with retroactive effect. Specifically, we cannot guarantee the income tax status of any contract either currently or in the future. No representation is made regarding the likelihood of continuation of the federal income tax laws or the current interpretations by the Internal Revenue Service (“IRS”). You should consult your own tax advisor regarding the potential tax implications of the Income Edge in light of your particular circumstances.

The Income Edge is novel and innovative and, to date, its proper characterization and consequences for Federal income tax purposes have not been directly addressed in any case, administrative rulings or other published authorities. We have asked the Internal Revenue Service (“IRS”) for specific guidance on these issues that may relate to the Income Edge issued outside an IRA; to date, no conclusions have been reached on these issues. It is possible that the Internal Revenue Service could reach conclusions that are different than those stated herein. We make no assurances that the Internal Revenue Service will agree with the interpretations of the expected tax treatment of the Income Edge or the effect (or lack of effect) of the Income Edge on the tax treatment of any transactions involving the Income Edge, contained in this prospectus or that a court would agree with these interpretations if the Internal Revenue Service challenged them. You should consult a tax advisor before purchasing the Income Edge.

If sold in connection with an Individual Retirement Account (IRA Account), the Income Edge is called a Qualified Income Edge. If the Income Edge is independent of any IRA, it is termed a Non-Qualified Income Edge. Different tax rules apply to Qualified Income Edge and Non-Qualified Income Edge, and the tax rules applicable to the Qualified Income Edge vary according to the type of IRA and the terms and conditions of the plan.

From time to time, there are regulatory or legislation proposals or changes that do or could impact the taxation of annuity contracts and IRAs; if enacted, these changes could be retroactive. At this time, we do not have any specific information about any pending proposals that could affect the certificate. We reserve the right to make changes to the contract to assure that it continues to qualify as an annuity for federal income tax purposes. For a discussion of federal income taxes as they relate to any funds or assets which may impact Income Edge, please see the fund prospectuses relating to these outside funds. For the purposes of this Section the term “policyholder” means you, the certificateholder.

Non-Qualified Income Edge

Treatment of Income Edge as Annuity Contract. Although at this time, there is no direct guidance on this issue, we intend to treat a Non-Qualified Income Edge as an annuity contract for Federal income tax purposes. We are seeking specific guidance from the IRS on the treatment of Non-Qualified Income Edge as an annuity. It is possible that the IRS will characterize Non-Qualified Income Edge as some other type of financial derivative such as an option or a notional principal contract rather than an annuity, possibly with different tax consequences than if it were treated as an annuity. For example, if the Non-Qualified Income Edge were treated as an option with respect to your Account assets, dividends on investments in your Account that would otherwise constitute “qualifying dividend income” might be ineligible for lower tax rates and you may be unable to qualify for long-term capital gain treatment with respect to investments in your Account. In view of the uncertainty of the tax treatment of a Non-Qualified Income Edge, holders or beneficiaries of a Non-Qualified Income Edge should consult their own tax advisors regarding the tax consequences to them of holding a Non-Qualified Income Edge.

In order to be treated as an annuity contract for Federal tax purposes, a contract must contain certain provisions prescribing distributions that must be made when an owner of the contract dies. We believe that by its terms the Income Edge satisfies these requirements. In all events, we will administer the Non-Qualified Income Edge to comply with these Federal tax requirements. Until and unless specifically advised differently by the IRS, we will treat the Non-Qualified Income Edge as an annuity contract that is separate and apart from the assets in your Account for Federal income tax purposes.

Your Account. We believe that, in general, the tax treatment of transactions involving the investments in your Account including redemptions, dispositions and distributions with respect to such investments, more likely than not, will initially and, for most individuals, during the entire period a Non-Qualified Income Edge is in effect, be the same as such treatment would be in the absence of the Income Edge. (The tax treatment of such transactions is beyond the scope of this prospectus, you should consult a tax advisor for further information about the tax treatment of investments covered by the Income Edge.) Thus, we believe, in general, that it is more likely than not that, at least initially and, for most individuals the entire period the Income Edge is in effect, (1) distributions and dividends on your Account will not be treated as payments under the Income Edge, but rather as distributions with respect to such investments; (2) amounts received on redemption or disposition of your investments in your Account will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under the Income Edge; and (3) the purchase of a Non-Qualified Income Edge will not automatically result in either (a) loss of the benefit of preferential income tax rates currently applicable to dividends paid on investments in your Account otherwise constituting “qualified dividend income” or (b) under the so-called “straddle” rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when investments in your Account are sold or exchanged. (These conclusions are in part based on the low probability when your Income Edge is issued that your Account value will reach $0 and that you will receive Retirement Income Amount payments thereafter.)

We are seeking specific guidance from the IRS on the tax treatment of Non-Qualified Income Edge as an annuity. If the IRS were to decline to issue the guidance we are seeking and were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of investments in your Account. Furthermore, even if our interpretations are correct, it is possible that the tax consequences under the qualified dividend and straddle rules could change depending on changes in your circumstances in future years, particularly if losses are realized at a time when it has become likely that your Account value will reach $0 and you will receive Retirement Income Amount payments thereafter. The tax consequences could also change due to changes in the tax laws. Although the exact nature of any such possible change is speculative, one possibility in the case of the qualified dividend income rules is an increase in the rate applicable to qualified dividend income. Alternatively, the special rate applicable to such income could be eliminated entirely, resulting in dividends being taxed at ordinary income rates. A possible change in the straddle rules is a modification to the scope of those rules, with the result that transactions in an Account not subject to the straddle rules under current law would become subject to the loss deferral and other limitations applicable to straddles. Given the novelty of a Non-Qualified Income Edge, you should consult your own tax advisor as to the tax consequences, if any, of the Income Edge under these rules and other relevant tax provisions, both at the time of initial purchase and in subsequent years.

The following discussion assumes that a Non-Qualified Income Edge will be treated as an annuity contract for federal tax purposes and that the Non-Qualified Income Edge will have no effect on the tax treatment of transactions involving the assets held in your Account.

Payments After Account Value is Reduced to $0. If your Non-Qualified Income Edge is treated as an annuity contract for Federal tax purposes, Retirement Income Amount payments beginning if and when your Account value has been reduced to $0 should generally be treated in part as taxable ordinary income and, while not free from doubt, in part as non-taxable recovery of the aggregate Income Edge certificate fees you have previously paid (your “investment in the contract”) until you recover all of your investment in the contract. (The ratio of taxable-income to recovery of investment amounts will depend on your life expectancy at the time you begin recovering payments). After you recover all of your investment in the contract, payments will be taxable in full as ordinary income. You should consult a tax advisor as to the tax treatment of Retirement Income Amount payments.

Payment of the Income Edge Fee from Account investments. The redemption or disposition of investments in your Account to pay the Income Edge fee will be treated as amounts realized on the sale or exchange of such investments generating taxable gains and/or losses as a result of such sale or exchange, and therefore you will not be able to apply the proceeds from such a redemption or disposition to pay the Income Edge Fee on a tax-free basis. You should consult a tax advisor for further information. The payment of the Income Edge Fee is not a distribution from the Income Edge certificate.

Qualified Income Edge

The Income Edge may be used with Individual Retirement Accounts, including Roth IRA Accounts (collectively, “IRA Accounts”). The federal income tax concerns for Non-Qualified Income Edge, as stated above, relating to treatment as an annuity and “straddle” rules do not apply to Qualified Income Edge. The Qualified Income Edge is not available as an Individual Retirement Annuity (IRA Annuity).

The tax rules applicable to a Qualified Income Edge vary according to the type of IRA Account and the terms and conditions of the IRA Account. No attempt is made here to provide more than general information about the use of the Qualified Income Edge with the IRA Account. Participants under such IRA Account, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA Account may be subject to the terms and conditions of the IRA Accounts themselves or limited by applicable law, regardless of the terms and conditions of the Qualified Income Edge.

We reserve the right to discontinue offering the Income Edge to new certificateholders that plan to use the Income Edge with IRA Accounts. The Qualified Income Edge is available only with respect to the IRA Account for which the Qualified Income Edge is purchased.

The Qualified Income Edge is intended for purchase by the trustee or custodian of IRA Accounts. The Income Edge is owned by the IRA itself.

We are not responsible for determining whether the Qualified Income Edge complies with the terms and conditions of, or applicable law governing, any IRA Account. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the IRA Account. You or a service provider for the IRA Account are responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under the Qualified Income Edge are consistent with the terms and conditions of the plan and applicable law.

IRA Accounts may be subject to required minimum distribution rules. The value of the guarantee provided by the Qualified Income Edge may have to be taken into Account in determining your required minimum distributions under the IRA Account. Withdrawals from your Account taken to meet required minimum distribution requirements, in proportion to the value of your Account to your overall IRA Account balance, will be deemed to be within the certificate limits for Income Edge and will not reduce your Retirement Income Base.

If you pay the Income Edge fee for a Qualified Income Edge with proceeds from your IRA Account, that payment will not be a “distribution” from your IRA Account for purposes of the Code. If you pay the Income Edge fee for a Qualified Income Edge from other assets outside your IRA Account, the Income Edge fee may have tax consequences and also may be treated as an additional contribution to your IRA Account. You should consult a tax advisor for further information.

Under Section 3405 of the Internal Revenue Code taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA. The mandatory withholding rules apply to all taxable distributions from qualified plans except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and (c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

Individual Retirement Accounts. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA”. These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Other IRA types include the SIMPLE IRA (Savings Incentive Match Plan for Employees).

Tax on Certain Distributions Relating to IRA Accounts.

Distributions under a Qualified Income Edge may be paid to the IRA Account, if permitted under the terms of the IRA Account, or directly to you. Distributions paid to the IRA Account are not in and of themselves taxable.

In the case of distributions from your traditional IRA Account to you, including payments to you from the Qualified Income Edge, a ratable portion of the amount received is taxable, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA Account. Section 72(f) of the Code imposed a 10% penalty tax on the taxable portion of any distribution from IRA Accounts. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. As of January, 2009, the tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the policyholder reaches age 59½; (b) distributions following the death or disability of the policyholder (for this purpose disability is as defined in section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the policyholder or the joint lives (or joint life expectancies) of such policyholder and his or her designated beneficiary; (e) distributions made to the policyholder to the extent such distributions do not exceed the amount allowable as a deduction under Code section 213 to the policyholder for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in section 213(d)(1)(D) of the Code) for the policyholder and spouse and dependents if the certain conditions are met; (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the policyholder, spouse, children or grandchildren; and (i) distributions from retirement plans to individuals called to active military. Please note that future legislation or regulations may modify the conditions under which distributions may be received from a qualified plan or IRA without tax penalty.

Generally, distributions from a traditional IRA Account must commence no later than April 1 of the calendar year following the later of the year in which the individual attains age 70 1/2. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. Distribution requirements also apply to IRAs and Roth IRAs upon the death of the IRA owner. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed. The amount that must be distributed is based on Code rules relating to “Required Minimum Distributions.” This RMD takes into consideration the individual’s age, marital status, and account balance, as well as the actuarial value of additional benefits under the contract. An individual is required to take distributions from all of his or her retirement accounts; however, if the individual has two or more accounts, the total amount of RMDs can be taken from one of the multiple accounts. For example, if the individual has a traditional IRA and a section 401(k) account, the individual will have an RMD amount relating to each of these retirement vehicles. The individual can take the total of two RMDs from either or both of the two contracts.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. A tax advisor should be consulted before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

Withholding. For both Qualified Income Edge and Non-Qualified Income Edge, any payments from Income Edge will generally be subject to withholding for the recipient’s U.S. Federal income tax liability. We are required to file information returns with the IRS and state taxation authorities in the event that there is a distribution from your contract that may have tax consequences and in certain other circumstances. In order to comply with our requirements, from time to time, we request that the policyholder provide certain information, including social security number or tax identification number and current address.

In addition to information reporting, we are also required to withhold federal income taxes on the taxable portion of any amounts received under the contract unless you elect to not have any withholding or in certain other circumstances. Recipients who are U.S. citizens can generally elect, however, not to have tax withheld from such payments, as long as the recipient provides an accurate social security number or tax identification number. Purchasers of a Non-Qualified Income Edge who are not U.S. citizens will generally be subject to U.S. Federal withholding tax on taxable distributions from their Income Edge at a 30% rate, unless a lower treaty rate applies. In addition, purchasers who are not U.S. citizens or residents may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers of a Non-Qualified Income Edge who are not U.S. citizens or residents are advised to consult with a qualified tax adviser regarding U.S. Federal, state, and foreign taxation with respect to the purchase of a Income Edge.

The policyholder is liable for payment of federal income taxes on the taxable portion of any amounts received under Income Edge. There may be penalties if the withholding or estimated tax payments are insufficient. Certain states also require withholding of state income taxes on the taxable portion of amounts received. State laws differ regarding the procedure by which these amounts are computed and the extent to which a policyholder can elect out of withholding.

Seek Tax Advice. The above description of federal income tax consequences of the different types of IRAs which may be funded by a Qualified Income Edge offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Income Edge in connection with an IRA Account should first consult a qualified tax advisor, with regard to the suitability of the Income Edge for the IRA Account.

Definitions

The following is a listing of defined terms and the page numbers of the page on which the definition of each term may be found.

Term	Page Number

Account	4
Annual Optional Increase	23
Certificate	10
Covered Assets	4
General Account	7
Income Edge	4
Income Edge Fee	6
Individual Income Guarantee	10
Individual Retirement Account (“IRA Account”)	11
Lifetime Payment Option	60
Model Portfolios	12
Non-Qualified Income Edge	28
Parameters	14
Qualified Income Edge	11
Certificate Anniversary Date	17
Certificate Effective Date	10
Retirement Income Amount	17,20
Retirement Income Base	20
Retirement Income Date	17
Spousal Income Guarantee	11
Withdrawal	17

Description of PHL Variable

Overview

Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.

PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company (“Phoenix”) through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. (“PNX”), which is a manufacturer of insurance, annuity and investment products and services. PNX was organized in Connecticut in 1851 and in connection with its merger in 1992 with Home Life Insurance Company, Phoenix redomiciled to New York.

On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).

The following chart illustrates our corporate structure as of December 31, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We provide life insurance and annuity products through a wide variety of third-party financial professionals and intermediaries, supported by wholesalers and financial planning specialists employed by us. These products and services reflect a particular focus on the high-net-worth and affluent market. Our life and annuity business encompasses a broad range of product offerings. The principal focus of our life insurance business is on permanent life insurance (universal and variable universal life) insuring one or more lives, but we also offer a portfolio of term life insurance products. Our annuity products include deferred and immediate variable annuities with a variety of death benefit and guaranteed living benefit options.

Our profitability is driven by interaction of the following elements:

❖

Mortality margins in our variable universal and universal life product lines. We earn cost of insurance (COI) fees based on the difference between face amounts and the account values (referred to as the net amount at risk or NAR). We pay policyholder benefits and set up reserves for future benefit payments on these products. We define mortality margins as the difference between these fees and benefit costs. Mortality margins are affected by:

•	number and face amount of policies sold;

•

actual death claims net of reinsurance relative to our assumptions, a reflection of our underwriting and actuarial pricing discipline, the cost of reinsurance and the natural volatility inherent in this kind of risk; and

•	the policy funding levels or actual account values relative to our assumptions, a reflection of policyholder behavior and investment returns.

❖

Fees on our life and annuity products. Fees consist primarily of asset-based fees (including mortality and expense charges) and premium-based fees which we charge on our variable life and variable annuity products, and depend on the premiums collected and account values of those products. Asset-based fees are calculated as a percentage of assets under management within our separate accounts. Fees also include surrender charges. Non-asset-based fees are charged to cover premium taxes and renewal commissions.

❖	Interest margins. Net investment income (NII) earned on universal life and other policyholder funds managed as part of our general account, less the interest credited to policyholders on those funds.

❖	Non-deferred expenses including expenses related to selling and servicing the various products offered by the Company, dividends to policyholders and other general business expenses.

❖

Deferred policy acquisition cost amortization, which is based on the amount of expenses deferred, actual results in each quarter and management’s assumptions about the future performance of the business. The amount of future profit or margin is dependent principally on investment returns in our separate accounts, investment income in excess of the amounts credited to policyholders, surrender and lapse rates, death claims and other benefit payments, premium persistency, funding patterns and expenses. These factors enter into management’s estimates of gross profits or margins, which generally are used to amortize deferred policy acquisition costs. Actual equity market movements, net investment income in excess of amounts credited to policyholders, claims payments and other key factors can vary significantly from our assumptions, resulting in a misestimate of gross profits or margins, and a change in amortization, with a resulting impact to income. In addition, we regularly review and reset our assumptions in light of actual experience, which can result in material changes in amortization.

❖	Net realized investment gains or losses on our general account investments.

Certain of our products include guaranteed benefits. These include guaranteed minimum death benefits, guaranteed minimum accumulation benefits, guaranteed minimum withdrawal benefits and guaranteed minimum income benefits. Periods of significant and sustained downturns in equity markets, increased equity volatility, or reduced interest rates would result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction to earnings.

Under accounting principles generally accepted in the United States of America (GAAP), premiums and deposits for variable life, universal life and annuity products are not recorded as revenues. For certain investment options of variable products, deposits are reflected on our balance sheet as an increase in separate account liabilities. Premiums and deposits for universal life, fixed annuities and certain investment options of variable annuities are reflected on our balance sheet as an increase in policyholder deposit funds. Premiums and deposits for other products are reflected on our balance sheet as an increase in policy liabilities and accruals.

Recent Economic Market Conditions and Industry Trends

Over the past year, the U.S. economy has experienced unprecedented credit and liquidity issues and entered into recession. Following several years of rapid credit expansion, a sharp contraction in mortgage lending coupled with dramatic declines in home prices, rising mortgage defaults and increasing home foreclosures, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to most sectors of the credit markets, and to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, to be subsidized by the U.S. government and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a prolonged recession.

These extraordinary economic and market conditions have materially and adversely affected us. It is difficult to predict how long the current economic and market conditions will continue, whether the financial markets will continue to deteriorate and which aspects of our products and/or business will be adversely affected. However, the lack of credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity are likely to continue to materially and adversely affect our business, financial condition and results of operations.

In response to, and in some cases in addition to, recent economic and market conditions, we continue to be influenced by a variety of trends that affect the life insurance industry:

❖

Statutory capital and surplus and risk-based capital (“RBC”) ratios. Regulated life insurance entities are subject to risk-based capital requirements which are a function of these entities’ statutory capital and surplus and risk-based capital requirements. The impact of economic and market environment has both reduced statutory capital and increased risk-based capital requirements in a variety of ways. For instance, realized losses reduce available capital and surplus, equity market declines increase the amount of statutory reserves that insurers are required to hold for variable annuity guarantees while increasing risk-based capital requirements and credit downgrades of securities increase risk-based capital requirements. We have recently taken capital management actions to improve our capitalization and RBC ratio including, but not limited to, the sale of certain securities in our portfolio and entry into reinsurance arrangements. We may take similar actions in the future.

❖

Debt and Financial Strength Ratings. Recent adverse economic and market conditions have increased the number of debt and financial strength ratings for insurance companies being lowered or placed on negative outlooks. We have recently been downgraded and some of our ratings have negative outlooks. Please see “Management’s Narrative Analysis of the Results of Operations—Liquidity and Capital Resources.” Further downgrades and outlook changes related to us or the life insurance industry may occur at any time and without notice by any rating agency. Downgrades or outlook changes could increase policy surrenders and withdrawals, adversely affect relationships with distributors, reduce new sales, reduce our ability to borrow and increase our future borrowing costs.

❖

Regulatory Changes. We are subject to extensive laws and regulations. These laws and regulations are complex and subject to change. This is particularly the case given recent adverse economic and market developments. In light of recent events involving certain financial institutions and the current financial crisis, it is possible that the U.S. government will heighten its oversight of the financial services industry, including possibly through a federal system of insurance regulation. In addition, it is possible that these authorities may adopt enhanced or new regulatory requirements intended to prevent future crises in the financial services industry and to assure the stability of institutions under their supervision. We cannot predict whether this or other regulatory proposals will be adopted, or what impact, if any, such regulation could have on our business, consolidated operating results, financial condition or liquidity.

❖

Competitive Pressures. Recent domestic and international consolidation in the financials services industry, driven by regulatory action and other opportunistic transactions in response to adverse economic and market developments, has resulted in an environment in which larger competitors with better financial strength ratings, greater financial resources, marketing and distribution capabilities may be better positioned competitively. Larger firms may be better able to withstand further market disruption, able to offer more competitive pricing and have superior access to debt and equity capital. We may also be subject to claims by competitors that our products infringe on their patents. In addition, some of our competitors are regulated differently than we are, which may give them a competitive advantage; for example, many non-insurance company providers of financial services are not subject to the costs and complexities of insurance regulation by multiple states. If we fail to compete effectively in this environment, our profitability and financial condition could be materially and adversely affected.

Accounting Change

Effective April 1, 2008, we changed our method of accounting for the cost of certain of our long duration reinsurance contracts accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts (“SFAS 113”). In conjunction with this change, we also changed our method of accounting for the impact of reinsurance costs on deferred acquisition costs. SFAS 113 requires us to amortize the estimated cost of reinsurance over the life of the underlying reinsured contracts. Under our previous method, we recognized reinsurance recoveries as part of the net cost of reinsurance and amortized this balance over the estimated lives of the underlying reinsured contracts in proportion to estimated gross profits (“EGPs”) consistent with the method used for amortizing deferred policy acquisition costs. Under the new method, reinsurance recoveries are recognized in the same period as the related reinsured claim. In conjunction with this change, we also changed our policy for determining EGPs relating to these contracts to include the effects of reinsurance, where previously these effects had not been included.

Impact of New Accounting Standards

In January 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 99-20-1, which amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (“EITF 99-20-1”). The FSP revises EITF 99-20’s impairment guidance to make it consistent with the requirements of SFAS No. 115 for determining whether an other-than-temporary impairment has occurred. The FSP is effective for these financial statements. Our adoption of the FSP had no material effect on our financial statements.

In December 2008, the FASB issued FASB Staff Position No. FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities, which requires public entities to provide additional disclosures about transfers of financial assets. It also requires sponsors that have a variable interest in a variable interest entity to provide additional disclosures about their involvement with variable interest entities. The FSP is effective for these financial statements. Our adoption of the FSP had no material effect on our financial statements.

On October 10, 2008, the FASB issued FSP No. FAS 157-3 (“FSP FAS 157-3”), which clarifies the application of SFAS No. 157, Fair Value Measurement (“SFAS 157”) in an inactive market. The FSP addresses application issues such as how management’s internal assumptions should be considered when measuring fair value when relevant observable data do not exist; how observable market information in a market that is not active should be considered when measuring fair value and how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. FSP FAS 157-3 was effective upon issuance. Our adoption of FSP FAS 157-3 had no material effect on our financial condition or results of operations.

In September 2008, the FASB issued FSP No. FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. The FSP introduces new disclosure requirements for credit derivatives and certain guarantees. The FSP is effective for these financial statements. Our adoption of the FSP had no material effect on our financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. Additionally, SFAS 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. We adopted SFAS 159 as of January 1, 2008 with no effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 provides guidance on how to measure fair value when required under existing accounting standards. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (“Level 1, 2 and 3”). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset or liability. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Quantitative and qualitative disclosures will focus on the inputs used to measure fair value for both recurring and non-recurring fair value measurements and the effects of the measurements in the financial statements. We adopted SFAS 157 effective January 1, 2008 with no material impact on our financial position and results of operations.

We adopted the provisions of the FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), on January 1, 2007. As a result of the implementation of FIN 48, we recognized an increase in reserves for uncertain tax benefits through a cumulative effect adjustment of approximately $1,000 thousand, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. Including the cumulative effect adjustment, we had $1,840 thousand of total gross unrecognized tax benefits as of January 1, 2007. See Note 10 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 which Annual Report is incorporated herein by reference.

In September 2006, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. We adopted SAB 108 on December 31, 2006 with no effect on our financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (SFAS 156). SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and was effective beginning January 1, 2007. We adopted this standard effective January 1, 2007 with no material impact on our financial position and results of operations.

Accounting Standards Not Yet Adopted

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of GAAP-basis financial statements. The Standard is effective 60 days following SEC approval of the Public Company Accounting Oversight Board amendments to remove the hierarchy of generally accepted accounting principles from the auditing standards. SFAS 162 is not expected to have an impact on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Accounting for Business Combinations” (SFAS 141(R)). SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and requires the acquirer to disclose all information needed to evaluate and understand the nature and financial effect of the combination and is effective beginning for fiscal years beginning after December 15, 2008. We will adopt this standard effective January 1, 2009 and do not expect it to have a material impact on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 requires all entities to report noncontrolling interests in subsidiaries in the same way—as equity in the consolidated financial statements and requires that associated transactions be treated as equity transactions—and is effective beginning for fiscal years beginning after December 15, 2008. We will adopt this standard effective January 1, 2009 and do not expect it to have a material impact on our financial position and results of operations.

Critical Accounting Estimates

The analysis of our results of operations is based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Critical accounting estimates are reflective of significant judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

The following are areas that we believe require significant judgments:

Deferred Policy Acquisition Costs

We amortize deferred policy acquisition costs based on the related policy’s classification. For individual term life insurance policies, deferred policy acquisition costs are amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, deferred policy acquisition costs are amortized in proportion to estimated gross profits (EGPs). Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The deferred policy acquisition costs balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

Each year, we develop future EGPs for the products sold during that year. The EGPs for products sold in a particular year are aggregated into cohorts. Future EGPs are projected for the estimated lives of the contracts. The amortization of deferred policy acquisition costs requires the use of various assumptions, estimates and judgments about the future. The assumptions, in the aggregate, are considered important in the projections of EGPs. The assumptions developed as part of our annual process are based on our current best estimates of future events, which are likely to be different for each year’s cohort. Assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, interest margin, mortality, premium persistency, funding patterns, and expenses and reinsurance costs and recoveries. These assumptions are reviewed on a regular basis and are based on our past experience, industry studies, regulatory requirements and estimates about the future.

To determine the reasonableness of the prior assumptions used and their impact on previously projected account values and the related EGPs, we evaluate, on a quarterly basis, our previously projected EGPs. Our process to assess the reasonableness of our EGPs involves the use of internally developed models, together with studies and actual experience. Incorporated in each scenario are our current best estimate assumptions with respect to separate account returns, surrender and lapse rates, interest margin, mortality, premium persistency, funding patterns, and expenses and reinsurance costs and recoveries.

In addition to our quarterly reviews, we complete a comprehensive assumption study during the fourth quarter of each year. Upon completion of an assumption study, we revise our assumptions to reflect our current best estimate, thereby changing our estimate of projected account values and the related EGPs in the deferred policy acquisition cost and unearned revenue amortization models as well as SOP 03-1 reserving models. The deferred policy acquisition cost asset, as well as the unearned revenue reserves and SOP 03-1 reserves are then adjusted with an offsetting benefit or charge to income to reflect such changes in the period of the revision, a process known as “unlocking.”

Underlying assumptions for future periods of EGPs are not altered unless experience deviates significantly from original assumptions. For example, when lapses of our insurance products meaningfully exceed levels assumed in determining the amortization of deferred policy acquisition costs, we adjust amortization to reflect the change in future premiums or EGPs resulting from the unexpected lapses. In the event that we were to revise assumptions used for prior year cohorts, our estimate of projected account values would change and the related EGPs in the deferred policy acquisition cost amortization model would be unlocked, or adjusted, to reflect such change. Continued favorable experience on key assumptions, which could include increasing separate account fund return performance, decreasing lapses or decreasing mortality could result in an unlocking which would result in a decrease to deferred policy acquisition cost amortization and an increase in the deferred policy acquisition costs asset. Finally, an analysis is performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining deferred policy acquisition costs balances.

The separate account fund performance assumption is critical to the development of the EGPs related to our variable annuity and variable life insurance businesses. As equity markets do not move in a systematic manner, we use a mean reversion method (reversion to the mean assumption), a common industry practice, to determine the future equity market growth rate assumption used for the amortization of deferred policy acquisition costs. This practice assumes that the expectation for long-term appreciation is not changed by minor short-term market fluctuations. The average long-term rate of assumed separate account fund performance used in estimating gross profits was 6.0% (after fund fees and mortality and expense charges) for the variable annuity business and 6.9% (after fund fees and mortality and expense charges) for the variable life business at both December 31, 2008 and 2007.

Policy Liabilities and Accruals

Reserves are liabilities representing estimates of the amounts that will come due to our policyholders at some point in the future. GAAP prescribes the methods of establishing reserves, allowing some degree of managerial judgment.

Embedded Derivative Liabilities

The fair value of our liability for guaranteed minimum accumulation benefit (“GMAB”) and guaranteed minimum withdrawal benefit (“GMWB”) riders are calculated in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as modified by SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 requires a Credit Standing Adjustment. The Credit Standing Adjustment reflects the adjustment that market participants would make to reflect the risk that guaranteed benefit obligations may not be fulfilled (“nonperformance risk”). SFAS 157 explicitly requires nonperformance risk to be reflected in fair value. The Company calculates the Credit Standing Adjustment by applying an average credit spread for companies similar to Phoenix when discounting the rider cash flows for calculation of the liability. This average credit spread is recalculated every quarter and so the fair value will change with the passage of time even in the absence of any other changes that affect the valuation. For example, the December 31, 2008 fair value of $83,061 thousand would increase to $90,144 thousand if the chosen spread decreased by 50 basis points. If the chosen spread increased by 50 basis points the fair value would decrease to $78,569 thousand.

Valuation of Debt and Equity Securities

We classify our debt and equity securities held in our general account as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models.

Fair Value of General Account Fixed	As of December 31, 2008
Maturity Securities by Pricing Source: ($ in thousands)	Fixed Maturities at Fair Value	% of Total Fair Value

Priced via independent market quotations	$807,087	63%
Priced via matrices	231,969	18%
Priced via broker quotations	75,595	6%
Priced via other methods	75,676	6%
Short-term investments(1)	97,082	7%

Total	$1,287,409	100%

(1)	Short-term investments are valued at amortized cost, which approximates fair value.

Other-Than-Temporary Impairments

Investments whose value is considered by us to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The assessment of whether impairments have occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. We consider a wide range of factors about the security issuer and use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near term recovery. Inherent in our evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations we use in the impairment evaluation process include, but are not limited to:

•	the length of time and the extent to which the market value has been below cost or amortized cost;

•	the potential for impairments of securities when the issuer is experiencing significant financial difficulties;

•	the potential for impairments in an entire industry sector or sub-sector;

•	our ability and intent to hold the security for a period of time sufficient to allow for recovery of its value;

•	unfavorable changes in forecasted cash flows on asset-backed securities; and

•	other subjective factors, including concentrations and information obtained from regulators and rating agencies.

Historically, for securitized financial asset securities subject to EITF Issue No. 99-20, we periodically updated our best estimate of cash flows over the life of the security. In estimating cash flows, we use assumptions based on current market conditions that we believe market participants would use. If the fair value was less than amortized cost, or there was an adverse change in the timing or amount of expected future cash flows since the prior analysis, an other-than-temporary impairment was recognized. Projections of future cash flows were subject to change based on new information regarding performance, data received from third party sources, and internal judgments regarding the future performance of the underlying collateral.

Beginning in the fourth quarter of 2008, we implemented FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. In addition to relying on our best estimate of cash flows that a market participant would use in determining fair value, we apply management judgment of the probability of collecting all amounts due. In making the other-than-temporary impairment assessment, information such as past events, current conditions, reasonable forecasts, expected defaults, and relevant market data are considered. Also as part of this analysis, we assess our intent and ability to retain until recovery those securities judged to be temporarily impaired.

The cost basis of these written-down investments is adjusted to fair value at the date the determination of an other-than-temporary impairment is made. The new cost basis is not changed for subsequent recoveries in value. For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

Deferred Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting basis for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on our assessment of the realizability of such amounts.

Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against our deferred tax assets. We carried a valuation allowance of $16,000 thousand on $224,113 thousand of deferred tax assets at December 31, 2008, due to uncertainties related to our ability to utilize some of the deferred tax assets that are expected to reverse as capital losses. The amount of the valuation allowance has been determined based on our estimates of taxable income over the periods in which the deferred tax assets will be recoverable.

We concluded that a valuation allowance on the remaining $208,113 thousand of deferred tax assets at December 31, 2008, was not required. Our methodology for determining the realizability of deferred tax assets involves estimates of future taxable income from our operations and consideration of available tax planning strategies and actions that could be implemented, if necessary. These estimates are projected through the life of the related deferred tax assets based on assumptions that we believe to be reasonable and consistent with current operating results. Changes in future operating results not currently forecasted may have a significant impact on the realization of deferred tax assets. In concluding that a valuation allowance was not required on the remaining deferred tax assets, we considered the more likely than not criteria pursuant to SFAS 109.

We have elected to file a consolidated federal income tax return for 2008 and prior years. Within the consolidated tax return, we are required by regulations of the Internal Revenue Service (IRS) to segregate the entities into two groups: life insurance companies and non-life insurance companies. We are limited as to the amount of any operating losses from the non-life group that can be offset against taxable income of the life group. These limitations affect the amount of any operating loss carryovers that we have now or in the future.

Our federal income tax returns are routinely audited by the IRS, and estimated provisions are routinely provided in the financial statements in anticipation of the results of these audits. Unfavorable resolution of any particular issue could result in additional use of cash to pay liabilities that would be deemed owed to the IRS. Additionally, any unfavorable or favorable resolution of any particular issue could result in an increase or decrease, respectively, to our effective income tax rate to the extent that our estimates differ from the ultimate resolution. As of December 31, 2008, we had current taxes payable of $1,247 thousand, including $52 thousand of unrecognized tax benefits.

Results of Operations for the Year Ended December 31, 2008 and 2007

Summary Financial Data:	Year Ended		Increase (decrease) and
($ in thousands)	December 31,		percentage change
	2008	2007	2008 vs. 2007

REVENUES:
Premiums	$15,098	$18,602	$(3,504)	(19%)
Insurance and investment product fees	361,354	263,298	98,056	37%
Investment income, net of expenses	90,963	109,607	(18,644)	(17%)
Net realized investment losses	(172,055)	(7,043)	(165,012)	2,343%

Total revenues	295,360	384,464	(89,104)	(23%)

BENEFITS AND EXPENSES:
Policy benefits	218,415	168,395	50,020	30%
Policy acquisition cost amortization	262,132	120,041	142,091	118%
Other operating expenses	97,504	83,601	13,903	17%

Total benefits and expenses	578,051	372,037	206,014	55%

Income (loss) before income taxes	(282,691)	12,427	(295,118)	(2,375%)
Applicable income tax (expense) benefit	87,497	(1,122)	88,619	(7,898%)

Net income (loss)	$(195,194)	$11,305	$(206,499)	(1,827%)

Year Ended December 31, 2008 compared to year ended December 31, 2007

Results for the year ended December 31, 2008 reflected negative impacts from the decline in equity markets and return on variable products. The net loss of $195,194 thousand in 2008 includes an unlocking of deferred policy acquisition costs resulting in accelerated amortization of $101,418 thousand as compared to an unlocking benefit of $1,649 thousand in 2007. It also reflects the adverse impact of the markets on our investments, specifically overall declines and credit spread widening, resulting in $172,055 thousand in realized capital losses including $52,057 thousand of debt security impairments and $118,511 thousand of derivative losses. Derivative losses were driven by increases in living benefit liabilities on certain of our variable products, which were fully reinsured by our parent company, Phoenix Life, until December 31, 2008. Phoenix Life hedged the reinsured liability with derivative assets on which it recorded realized gains during 2008. Effective December 31, 2008, we recaptured a portion of the reinsurance and began hedging the portion of the liability that was recaptured.

Mortality margins in universal life and variable universal life products increased to $163,077 thousand in 2008, compared to $94,924 thousand in 2007, or $68,153 thousand. This reflects an $87,709 thousand increase in cost of insurance fees, partially offset by a $19,556 thousand increase in benefits. While fluctuations in mortality are inherent in our business, this improvement primarily reflects growth in the block of business over recent years. Other fee revenues increased by $9,109 thousand compared to the prior year.

Our universal life interest margins declined to negative $8,531 thousand in 2008, compared to negative $976 thousand in 2007, or $7,555 thousand. Our annuity interest margin declined to $15,376 thousand in 2008, compared to $26,514 thousand in 2007, or $18,693 thousand. These declines were primarily driven by lower yields on debt securities.

Non-deferred expenses increased to $97,505 thousand in 2008, compared to $83,600 thousand in 2007, or $13,905 thousand, reflecting increased allocations as the business grows. In addition, higher mortality margins, increasing in-force blocks, and the effect of a fourth quarter unlocking caused higher policy acquisition cost amortization of $281,333 thousand, compared to $122,189 thousand in 2007.

General Account

The invested assets in our general account are generally of high quality and broadly diversified across fixed income sectors, public and private income securities and individual credits and issuers. Our investment professionals manage these general account assets in investment segments that support specific product liabilities. These investment segments have distinct investment policies that are structured to support the financial characteristics of the related liabilities within them. Segmentation of assets allows us to manage the risks and measure returns on capital for our various products.

Separate Accounts

Separate account assets are managed in accordance with the specific investment contracts and guidelines relating to our variable products. We generally do not bear any investment risk on assets held in separate accounts. Rather, we receive investment management fees based on assets under management. Assets held in separate accounts are not available to satisfy general account obligations.

Debt and Equity Securities Held in General Account

Our general account debt securities portfolio consists primarily of investment grade publicly traded and privately placed corporate bonds, residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities. As of December 31, 2008, our general account debt securities, with a carrying value of $1,287.4 million, represented 90.1% of total general account investments. Public debt securities represented 78.6% of total debt securities, with the remaining 21.4% represented by private debt securities.

Each year, the majority of our general account’s net cash flows are invested in investment grade debt securities. In addition, we maintain a portfolio allocation of between 6% and 10% of debt securities in below investment grade rated bonds. Allocations are based on our assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. The size of our allocation to below investment grade bonds is also constrained by the size of our net worth. We are subject to the risk that the issuers of the debt securities we own may default on principal and interest payments, particularly in the event of a major economic downturn. Our investment strategy has been to invest the majority of our below investment grade rated bond exposure in the BB rating category, which is equivalent to a Securities Valuation Office (SVO) securities rating of 3. The BB rating category is the highest quality tier within the below investment grade universe, and BB rated securities historically experienced lower defaults compared to B or CCC rated bonds. As of December 31, 2008, our total below investment grade securities totaled $129.5 million, or 10.1%, of our total debt security portfolio. Of that amount, $85.4 million, or 6.6%, of our debt security portfolio was invested in the BB category. Our debt securities having an increased risk of default (those securities with an SVO rating of four or greater which is equivalent to B or below) totaled $44.2 million, or 3.4%, of our total debt security portfolio.

Our general account debt and equity securities are classified as available-for-sale and are reported at fair value with unrealized gains or losses included in equity. Accordingly, the carrying value of such securities reflects their fair value at the balance sheet date. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value for debt securities by discounting projected cash flows based on market interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models. Investments whose value, in our judgment, is considered to be other-than-temporarily impaired are written down to fair value as a charge to realized investment losses included in our earnings. The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value.

Debt Securities by Type and Credit Quality:	As of December 31, 2008
($ in thousands)	Investment Grade		Below Investment Grade
	Fair Value	Cost	Fair Value	Cost

United States government and agency	$42,708	$43,689	$—	$—
State and political subdivision	5,715	6,536	—	—
Foreign government	17,462	16,608	13,625	13,522
Corporate	690,553	812,165	85,429	111,148
Mortgage-backed	282,782	350,898	4,055	4,055
Other asset-backed	118,647	188,215	26,433	45,392

Total debt securities	$1,157,867	$1,418,111	$129,542	$174,117

Percentage of total debt securities	89.9%	89.1%	10.1%	10.9%

We manage credit risk through industry and issuer diversification. Maximum exposure to an issuer is defined by quality ratings, with higher quality issuers having larger exposure limits. Our investment approach has been to create a high level of industry diversification. The top five industry holdings as of December 31, 2008 in our debt securities portfolio are banking (5.7%), diversified financial services (4.0%), REITs (2.8%), insurance (2.7%) and electric utilities (2.6%).

Residential Mortgage-Backed Securities

The weakness in the U.S. residential real estate markets, increases in mortgage rates and the effects of relaxed underwriting standards for mortgages and home equity loans have led to higher delinquency rates and losses for the residential mortgage-backed securities market. Delinquency rates for all sectors of the residential mortgage-backed market, including sub-prime, Alt-A and prime, have increased beyond historical averages.

We invest directly in residential mortgage-backed securities through our general account. To the extent these assets deteriorate in credit quality and decline in value for an extended period, we may realize impairment losses. We have been focused on identifying those securities that can withstand significant increases in delinquencies and foreclosures in the underlying mortgage pools before incurring a loss of principal.

Most of our residential mortgage-backed securities portfolio is highly rated. As of December 31, 2008, 94% of the total residential portfolio was rated AAA or AA. We have $57,953 thousand of sub-prime exposure, $34,258 thousand of Alt-A exposure and $108,251 thousand of prime exposure, which combined amount to 13% of our general account. Substantially all of our sub-prime, Alt-A and prime exposure is investment grade, with 85% being AAA rated and another 7% in AA securities. We have employed a disciplined approach in the analysis and monitoring of our mortgage-backed securities. Our approach involves a monthly review of each security. Underlying mortgage data is obtained from the security’s trustee and analyzed for performance trends. A security-specific stress analysis is performed using the most recent trustee information. This analysis forms the basis for our determination of whether the security will pay in accordance with the contractual cash flows.

Year-to-date through December 31, 2008, we have taken impairments of $24,464 thousand on our residential mortgage-backed securities portfolio. This represents 9.1% of our total residential mortgage-backed securities portfolio and 1.5% of the general account. The losses consist of $9,096 thousand from prime, $8,682 thousand from Alt-A and $6,686 thousand from sub-prime.

Residential Mortgage-Backed Securities:
($ in thousands)	As of December 31, 2008
	Carrying Value	Market Value	% General Account(1)	AAA	AA	A	BBB	BB and Below

Collateral
Agency	$67,316	$68,234	4.3%	100.0%	0.0%	0.0%	0.0%	0.0%
Prime	135,456	108,251	6.8%	89.6%	5.5%	0.5%	4.2%	0.2%
Alt-A	49,346	34,258	2.2%	67.1%	12.1%	2.7%	4.4%	13.7%
Sub-prime	79,372	57,953	3.7%	88.5%	6.5%	0.0%	4.3%	0.7%

Total	$331,490	$268,696	17.0%	89.1%	5.1%	0.6%	3.2%	2.0%

(1)	Percentages based on Market Value.

Prime Mortgage-Backed Securities:
($ in thousands)	As of December 31, 2008
	Carrying Value	Market Value	% General Account(1)	2007	2006	2005	2004	2003 & Prior

Rating
AAA	$119,453	$96,991	6.1%	1.4%	5.0%	19.8%	38.9%	34.9%
AA	7,570	5,908	0.4%	0.0%	95.8%	0.0%	0.0%	4.2%
A	1,073	586	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%
BBB	7,155	4,561	0.3%	0.0%	0.0%	17.7%	69.5%	12.8%
BB and below	205	205	0.0%	0.0%	0.0%	100.0%	0.0%	0.0%

Total	$135,456	$108,251	6.8%	1.3%	9.7%	18.7%	37.8%	32.5%

(1)	Percentages based on Market Value.

Alt-A Mortgage-Backed Securities:
($ in thousands)	As of December 31, 2008
	Carrying Value	Market Value	% General Account(1)	2007	2006	2005	2004	2003 & Prior

Rating
AAA	$35,217	$22,990	1.4%	20.5%	23.1%	28.2%	22.2%	6.0%
AA	5,596	4,139	0.3%	0.0%	91.9%	0.0%	0.0%	8.1%
A	1,275	943	0.1%	0.0%	0.0%	0.0%	0.0%	100.0%
BBB	1,509	1,509	0.1%	0.0%	0.0%	100.0%	0.0%	0.0%
BB and below	5,749	4,677	0.3%	45.1%	54.9%	0.0%	0.0%	0.0%

Total	$49,346	$34,258	2.2%	19.9%	34.1%	23.3%	14.9%	7.8%

(1)	Percentages based on Market Value.

Sub-Prime Mortgage-Backed Securities:
($ in thousands)	As of December 31, 2008
	Carrying Value	Market Value	% General Account(1)	2007	2006	2005	2004	2003 & Prior

Rating
AAA	$67,262	$51,282	3.3%	32.3%	12.5%	22.1%	24.1%	9.0%
AA	8,324	3,734	0.2%	39.9%	0.0%	24.8%	0.0%	35.3%
A	—	4	0.0%	100.0%	0.0%	0.0%	0.0%	0.0%
BBB	3,359	2,506	0.2%	0.0%	100.0%	0.0%	0.0%	0.0%
BB and below	427	427	0.0%	0.0%	100.0%	0.0%	0.0%	0.0%

Total	$79,372	$57,953	3.7%	31.2%	16.1%	21.2%	21.3%	10.2%

(1)	Percentages based on Market Value.

Realized Gains and Losses

The following table presents certain information with respect to realized investment gains and losses including those on debt securities pledged as collateral, with losses from other-than-temporary impairment charges reported separately in the table. These impairment charges were determined based on our assessment of factors enumerated below, as they pertain to the individual securities determined to be other-than-temporarily impaired.

Sources of Realized Investment Gains (Losses):	Year Ended December 31,
($ in thousands)	2008	2007	2006

Debt security impairments	$(52,057)	$(3,287)	$(411)

Debt security transaction gains	1,550	1,465	2,955
Debt security transaction losses	(2,952)	(2,827)	(7,253)
Other investment transaction gains (losses)	(85)	(51)	526

Net transaction losses	(1,487)	(1,413)	(3,772)

Realized gains (losses) on derivative assets and liabilities	(118,511)	(2,343)	1,723

Net realized investment losses	$(172,055)	$(7,043)	$(2,460)

Other-Than-Temporary Impairments

We employ a comprehensive process to determine whether or not a security is in an unrealized loss position and are other-than-temporarily impaired. This assessment is done on a security-by-security basis and involves significant management judgment, especially given the significant market dislocations.

At the end of each reporting period, we review all securities for potential recognition of an other-than-temporary impairment. We maintain a watch list of securities in default, near default or otherwise considered by our investment professionals as being distressed, potentially distressed or requiring a heightened level of scrutiny. We also identify all securities whose carrying value has been below amortized cost on a continuous basis for zero to six months, six months to 12 months and greater than 12 months. Using this analysis, coupled with our watch list, we review all securities whose fair value is less than 80% of amortized cost (significant unrealized loss) with emphasis on below investment grade securities with a continuous significant unrealized loss in excess of six months. In addition, we review securities that experienced lesser declines in value on a more selective basis to determine whether any are other-than-temporarily impaired.

Our assessment of whether an investment in a debt or equity security is other-than-temporarily impaired includes whether the issuer has:

❖	defaulted on payment obligations;

❖	declared that it will default at a future point outside the current reporting period;

❖	announced that a restructuring will occur outside the current reporting period;

❖	severe liquidity problems that cannot be resolved;

❖	filed for bankruptcy;

❖	a financial condition which suggests that future payments are highly unlikely;

❖	a deteriorating financial condition and quality of assets;

❖	sustained significant losses during the current year;

❖	announced adverse changes or events such as changes or planned changes in senior management, restructurings, or a sale of assets; and/or

❖	been affected by any other factors that indicate that the fair value of the investment may have been negatively impacted.

A debt security impairment is deemed other-than-temporary if:

❖	we do not have the ability and intent to hold an investment until a forecasted recovery of fair value up to (or beyond) the cost of the investment which, in certain cases, may mean until maturity; or

❖	it is probable that we will be unable to collect all amounts due according to the contractual terms of the debt security.

Impairments due to deterioration in credit that result in a conclusion that non-collection is probable are considered other-than-temporary. Other declines in fair value (for example, due to interest rate changes, sector credit rating changes or company-specific rating changes that do not result in a conclusion that non-collection of contractual principal and interest is probable) may also result in a conclusion that an other-than-temporary impairment has occurred.

Further, in situations where the Company has asserted its ability and intent to hold a security to a forecasted recovery, but now no longer has the ability and intent to hold until recovery, an impairment should be considered other-than-temporary, even if collection of cash flows is probable. The determination of the impairment is made when the assertion to hold to recovery changes, not when the decision to sell is made.

In determining whether collateralized securities are impaired, we obtain underlying mortgage data from the security’s trustee and analyze it for performance trends. A security-specific stress analysis is performed using the most recent trustee information. This analysis forms the basis for our determination of whether the security will pay in accordance with the contractual cash flows.

Fixed maturity other-than-temporary impairments taken in the later half of 2008 were concentrated in asset-backed securities and in corporate debt of service companies and financial institutions. These impairments were driven primarily by significant rating downgrades, bankruptcy or other adverse financial conditions of respective issuers. In our judgment, these credit events or other adverse conditions of the respective issuers have caused, or will lead to, a deficiency in the contractual cash flows related to the investment and, therefore, resulted in other than temporary impairments. Total impairments taken in 2008 related to such credit-related circumstances were $39,268 thousand.

In addition, further impairments were taken as a result of circumstances where we cannot assert our ability or intent to hold for a period of time to allow for recovery of value. In certain of these circumstances the decrease in fair value, at the time the impairment was recorded, was driven primarily by market or sector credit spread widening or by liquidity concerns and we believe the recoverable value of the investment based on the expected cash flows is greater than the current fair value. The amount of impairments taken due to these factors was $12,789 thousand in 2008.

Given the significant credit spread widening and lack of liquidity in the current environment, management exercised significant judgment with respect to certain securities in determining whether impairments were other-than-temporary. This included securities with $135,402 thousand ($19,863 thousand after offsets) of gross unrealized losses of 50% or more for which no other-than-temporary impairment was ultimately indicated. In making its assessments, management used a number of issuer-specific quantitative and qualitative assessments of the probability of receiving contractual cash flows, including the issue’s implied yields to maturity, cumulative default rate based on the issue’s rating, comparisons of issue specific spreads to industry or sector spreads, specific trading activity in the issue, other market data such as recent debt tenders and upcoming refinancing exposure, as well as fundamentals such as issuer credit and liquidity metrics, business outlook and industry conditions. In addition to these reviews, management in each case assessed its ability and intent to hold the securities for an extended time to recovery, up to and including maturity.

Unrealized Gains and Losses

The following table presents certain information with respect to our gross unrealized losses related to our investments in general account debt securities. Applicable deferred policy acquisition costs and deferred income taxes reduce the effect of these losses on our comprehensive income.

Duration of Gross Unrealized Losses on	As of December 31, 2008
General Account Securities: ($ in thousands)	Total	0 – 6 Months	6 – 12 Months	Over 12 Months

Debt Securities
Total fair value	$942,796	$171,389	$270,110	$501,297
Total amortized cost	1,254,592	187,861	323,272	743,459

Unrealized losses	$(311,796)	$(16,472)	$(53,162)	$(242,162)

Unrealized losses after offsets	$(46,232)	$(2,755)	$(8,075)	$(35,402)

Number of securities	734	128	204	402

Investment grade:
Unrealized losses	$(266,696)	$(10,408)	$(42,847)	$(213,441)

Unrealized losses after offsets	$(39,309)	$(1,956)	$(6,616)	$(30,737)

Below investment grade:
Unrealized losses	$(45,100)	$(6,064)	$(10,315)	$(28,721)

Unrealized losses after offsets	$(6,923)	$(7996)	$(1,459)	$(4,665)

Total net unrealized losses on debt securities were $304,819 thousand (unrealized losses of $311,796 thousand less unrealized gains of $6,977 thousand).

For debt securities with gross unrealized losses, 85.0% of the unrealized losses after offsets for deferred policy acquisition costs and deferred income taxes pertain to investment grade securities and 15.0% of the unrealized losses after offsets pertain to below investment grade securities at December 31, 2008.

If we determine that the security is impaired, we write it down to its then current fair value and record an unrealized loss in that period.

The following table represents those securities whose fair value is less than 80% of amortized cost (significant unrealized loss) that have been at a significant unrealized loss position on a continuous basis.

Duration of Gross Unrealized Losses on	As of December 31, 2008
General Account Securities: ($ in thousands)	Total	0 – 6 Months	6 – 12 Months	Over 12 Months

Debt Securities
Unrealized losses over 20% of cost	$(262,187)	$(221,627)	$(38,862)	$(1,798)

Unrealized losses over 20% of cost after offsets	$(38,512)	$(33,170)	$(5,105)	$(237)

Number of securities	324	285	37	2

Investment grade:
Unrealized losses over 20% of cost	$(222,482)	$(186,780)	$(34,847)	$(855)

Unrealized losses over 20% of cost after offsets	$(32,570)	$(27,868)	$(4,589)	$(113)

Below investment grade:
Unrealized losses over 20% of cost	$(39,705)	$(34,847)	$(3,915)	$(943)

Unrealized losses over 20% of cost after offsets	$(5,942)	$(5,302)	$(516)	$(124)

In determining that the securities giving rise to the previously mentioned unrealized losses were not other-than-temporarily impaired, we evaluated the factors cited above. In making these evaluations, we must exercise considerable judgment. Accordingly, there can be no assurance that actual results will not differ from our judgments and that such differences may require the future recognition of other-than-temporary impairment charges that could have a material affect on our financial position and results of operations. In addition, the value of, and the realization of any loss on, a debt security or equity security is subject to numerous risks, including interest rate risk, market risk, credit risk and liquidity risk. The magnitude of any loss incurred by us may be affected by the relative concentration of our investments in any one issuer or industry. We have established specific policies limiting the concentration of our investments in any single issuer and industry and believe our investment portfolio is prudently diversified.

Liquidity and Capital Resources

In the normal course of business, we enter into transactions involving various types of financial instruments such as debt and equity securities. These instruments have credit risk and also may be subject to risk of loss due to interest rate and market fluctuations.

Our liquidity requirements principally relate to the liabilities associated with various life insurance and annuity products and operating expenses. Liabilities arising from life insurance and annuity products include the payment of benefits, as well as cash payments in connection with policy surrenders, withdrawals and loans.

Historically, we have used cash flow from operations and investment activities and capital contributions from our shareholder to fund liquidity requirements. Our principal cash inflows from life insurance and annuities activities come from premiums, annuity deposits and charges on insurance policies and annuity contracts. Principal cash inflows from investment activities result from repayments of principal, proceeds from maturities, sales of invested assets and investment income.

Additional liquidity to meet cash outflows is available from our portfolio of liquid assets. These liquid assets include substantial holdings of United States government and agency bonds, short-term investments and marketable debt and equity securities.

A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contract holder withdrawal. We closely monitor our liquidity requirements in order to match cash inflows with expected cash outflows, and employ an asset/liability management approach tailored to the specific requirements of each product line, based upon the return objectives, risk tolerance, liquidity, tax and regulatory requirements of the underlying products. In particular, we maintain investment programs intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with relatively long lives, such as life insurance, are matched with assets having similar estimated lives, such as long-term bonds and private placement bonds. Shorter-term liabilities are matched with investments with short-term and medium-term fixed maturities.

Annuity Actuarial Reserves and Deposit Fund	As of December 31,
Liability Withdrawal Characteristics:	2008		2007
($ in thousands)	Amount(1)	Percent	Amount(1)	Percent

Not subject to discretionary withdrawal provision	$114,613	3%	$34,807	1%
Subject to discretionary withdrawal without adjustment	467,144	14%	531,863	12%
Subject to discretionary withdrawal with market value adjustment	181,411	5%	252,525	6%
Subject to discretionary withdrawal at contract value less surrender charge	200,810	6%	355,558	8%
Subject to discretionary withdrawal at market value	2,364,913	72%	3,279,915	73%

Total annuity contract reserves and deposit fund liability	$3,328,891	100%	$4,454,668	100%

(1)

Annuity contract reserves and deposit fund liability amounts are reported on a statutory basis, which more accurately reflects the potential cash outflows and include variable product liabilities. Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to its annuities and deposit funds. These are liabilities in our financial statements prepared in conformity with statutory accounting practices. These amounts are at least equal to the values available to be withdrawn by policyholders.

Individual life insurance policies are less susceptible to withdrawals than annuity contracts because policyholders may incur surrender charges and be required to undergo a new underwriting process in order to obtain a new insurance policy. As indicated in the table above, most of our annuity contract reserves and deposit fund liabilities are subject to withdrawals.

Individual life insurance policies, other than term life insurance policies, increase in cash values over their lives. Policyholders have the right to borrow an amount up to a certain percentage of the cash value of their policies at any time. As of December 31, 2008, we had approximately $491,308 thousand in cash values with respect to which policyholders had rights to take policy loans. The majority of cash values eligible for policy loans are at variable interest rates that are reset annually on the policy anniversary. Policy loans at December 31, 2008 were $33,852 thousand.

The primary liquidity risks regarding cash inflows from our investment activities are the risks of default by debtors, interest rate and other market volatility and potential illiquidity of investments. We closely monitor and manage these risks.

We believe that our current and anticipated sources of liquidity are adequate to meet our present and anticipated needs.

Contractual Obligations and Commercial Commitments

Contractual Obligations and Commercial Commitments:(1)	As of December 31, 2008
($ in thousands)	Total	2009	2010 – 2011	2012 – 2013	Thereafter

Contractual Obligations
Fixed contractual obligations(2)	$—	$—	$—	$—	$—
Other long-term liabilities(3)	18,554,981	666,154	1,239,175	1,270,102	15,379,550

Total contractual obligations	$18,554,981	$666,154	$1,239,175	$1,270,102	$15,379,550

(1)	We had no commercial commitments outstanding as of December 31, 2008.

(2)	We have no fixed contractual obligations as all purchases are made by our parent company and the resulting expenses are allocated to us when incurred.

(3)

Policyholder contractual obligations represent estimated benefits from life insurance and annuity contracts issued by us. Policyholder contractual obligations also include separate account liabilities, which are contractual obligations of the separate account assets established under applicable state insurance laws and are legally insulated from our general account assets.

Future obligations are based on our estimate of future investment earnings, mortality, surrenders and applicable policyholder dividends. Actual obligations in any single year, or ultimate total obligations, may vary materially from these estimates as actual experience emerges. As described in Note 2 to our financial statements in this Form 10-K, policy liabilities and accruals are recorded on the balance sheet in amounts adequate to meet the estimated future obligations of the policies in force. The policyholder obligations reflected in the table above exceed the policy liabilities, policyholder deposit fund liabilities and separate account liabilities reported on our December 31, 2008 balance sheet because the above amounts do not reflect future investment earnings and future premiums and deposits on those policies. Separate account obligations will be funded by the cash flows from separate account assets, while the remaining obligations will be funded by cash flows from investment earnings on general account assets and premiums and deposits on contracts in force.

Off-Balance Sheet Arrangements

As of December 31, 2008, we did not have any significant off-balance sheet arrangements as defined by Item 303(a)(4)(ii) of SEC Regulation S-K.

Reinsurance

We maintain life reinsurance programs designed to protect against large or unusual losses in our life insurance business. We actively monitor the financial condition and ratings of our reinsurance partners throughout the term of the reinsurance contract. Due to the recent downgrade of Scottish Re, we will continue to closely monitor the situation and will reassess the recoverability of the reinsurance recoverable during the interim reporting periods of 2009. Based on our review of their financial statements, reputations in the reinsurance marketplace and other relevant information, we believe that we have no material exposure to uncollectible life reinsurance.

Statutory Capital and Surplus and Risk-Based Capital

Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The Connecticut Insurance Department has regulatory authority to require various actions by, or take various actions against, insurers whose Total Adjusted Capital (capital and surplus plus AVR) does not exceed certain risk-based capital levels.

The levels of regulatory action, the trigger point and the corrective actions required are summarized below:

Company Action Level – results when Total Adjusted Capital falls below 100% of Company Action Level at which point the company must file a comprehensive plan to the state insurance regulators;

Regulatory Action Level – results when Total Adjusted Capital falls below 75% of Company Action Level where in addition to the above, insurance regulators are required to perform an examination or analysis deemed necessary and issue a corrective order specifying corrective actions;

Authorized Control Level – results when Total Adjusted Capital falls below 50% of Company Action Level risk-based capital as defined by the NAIC where in addition to the above, the insurance regulators are permitted but not required to place the company under regulatory control; and

Mandatory Control Level – results when Total Adjusted Capital falls below 35% of Company Action Level where insurance regulators are required to place the company under regulatory control.

At December 31, 2008 our Total Adjusted Capital level was in excess of 325% of Company Action Level. PNX management is committed to maintaining appropriate capital levels for the Company to conduct business.

Quantitative and Qualitative Disclosures About Market Risk

Enterprise Risk Management

PNX has a comprehensive, enterprise-wide risk management program under which PHL Variable operations are covered. The Chief Risk Officer reports to the Chief Financial Officer and monitors our risk management activities. We have established an Enterprise Risk Management Committee, chaired by the Chief Executive Officer, to establish risk management principles, monitor key risks and oversee our risk-management practices. Several management committees oversee and address issues pertaining to all our major risks—operational, market and product—as well as capital management.

Operational Risk

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. PNX has established an Operational Risk Committee, chaired by the Chief Risk Officer, to develop an enterprise-wide framework for managing and measuring operational risks. This committee generally meets monthly and has a membership that represents all significant operating, financial and staff departments of PNX. Among the risks the committee reviews and manages and for which it provides general oversight are key person dependency risk, business continuity risk, disaster recovery risk and risks related to information technology systems.

Market Risk

Market risk is the risk that we will incur losses due to adverse changes in market rates and prices. We have exposure to market risk through both our investment activities and our insurance operations. Our investment objective is to maximize after-tax investment return within defined risk parameters. Our primary sources of market risk are:

•	interest rate risk, which relates to the market price and cash flow variability associated with changes in market interest rates;

•	credit risk, which relates to the uncertainty associated with the ongoing ability of an obligor to make timely payments of principal and interest; and

•	equity risk, which relates to the volatility of prices for equity and equity-like investments, such as venture capital partnerships.

We measure, manage and monitor market risk associated with our insurance and annuity business, as part of our ongoing commitment to fund insurance liabilities. We have developed an integrated process for managing the interaction between product features and market risk. This process involves our Corporate Finance, Corporate Portfolio Management, Life and Annuity Finance, and Life and Annuity Product Development departments. These areas coordinate with each other and report results and make recommendations to our Asset-Liability Management Committee (“ALCO”) chaired by the Chief Financial Officer.

We also measure, manage and monitor market risk associated with our general account investments, both those backing insurance liabilities and those supporting surplus. This process involves Corporate Portfolio Management and Goodwin, the Hartford-based asset management affiliate of PNX. These organizations work together, make recommendations and report results to our Investment Policy Committee, chaired by the Chief Investment Officer. Please refer to “Management’s Narrative Analysis of the Results of Operations” for more information on our investment risk exposures. We regularly refine our policies and procedures to appropriately balance market risk exposure and expected return.

Interest Rate Risk Management

Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes results primarily from our interest-sensitive insurance liabilities and from our significant holdings of fixed rate investments. Our insurance liabilities largely comprise universal life policies and annuity contracts. Our fixed maturity investments include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds, asset-backed securities and mortgage-backed securities, most of which are exposed to changes in medium-term and long-term U.S. Treasury rates.

We manage interest rate risk as part of our asset-liability management and product development processes. Asset-liability management strategies include the segmentation of investments by product line and the construction of investment portfolios designed to satisfy the projected cash needs of the underlying product liabilities. All asset-liability strategies are approved by the ALCO. We manage the interest rate risk in portfolio segments by modeling and analyzing asset and product liability durations and projected cash flows under a number of interest rate scenarios.

One of the key measures we use to quantify our interest rate exposure is duration, a measure of the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase by 100 basis points, or 1%, the fair value of an asset or liability with a duration of five is expected to decrease by 5%. We believe that as of December 31, 2008, our asset and liability portfolio durations were well matched, especially for our largest and most interest-sensitive segments. We regularly undertake a sensitivity analysis that calculates liability durations under various cash flow scenarios. We also calculate key rate durations for assets and liabilities that show the impact of interest rate changes at specific points on the yield curve. In addition, we monitor the short- and medium-term asset and liability cash flows profiles by portfolio to manage our liquidity needs.

To calculate duration for liabilities, we project liability cash flows under a number of stochastically-generated interest rate scenarios and discount them to a net present value using a risk-free market rate increased for our own credit risk. For interest-sensitive liabilities the projected cash flows reflect the impact of the specific scenarios on policyholder behavior as well as the effect of minimum guarantees. Duration is calculated by revaluing these cash flows at an alternative level of interest rates and by determining the percentage change in fair value from the base case.

We also manage interest rate risk by emphasizing the purchase of securities that feature prepayment restrictions and call protection. Our product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products.

The selection of a 100 basis point immediate increase or decrease in interest rates at all points on the yield curve is a hypothetical rate scenario used to demonstrate potential risk. While a 100 basis point immediate increase or decrease of this type does not represent our view of future market changes, it is a hypothetical near-term change that illustrates the potential effect of such events. Although these fair value measurements provide a representation of interest rate sensitivity, they are based on our portfolio exposures at a point in time and may not be representative of future market results. These exposures will change as a result of on-going portfolio transactions in response to new business, management’s assessment of changing market conditions and available investment opportunities.

The table below shows the estimated interest rate sensitivity of our fixed income financial instruments measured in terms of fair value.

Interest Rate Sensitivity of Fixed	As of December 31, 2008
Income Financial Instruments: ($ in thousands)	Carrying Value	-100 Basis Point Change	Fair Value	+100 Basis Point Change

Cash and cash equivalents	$152,185	$152,307	$152,185	$152,063
Available-for-sale debt securities	1,287,409	1,322,866	1,287,409	1,252,316

Total	$1,439,594	$1,475,173	$1,439,594	$1,404,379

We use derivative financial instruments, primarily interest rate swaps, to manage our residual exposure to fluctuations in interest rates. We enter into derivative contracts with a number of highly rated financial institutions, to both diversify and reduce overall counterparty credit risk exposure.

We enter into interest rate swap agreements to reduce market risks from changes in interest rates. We do not enter into interest rate swap agreements for trading purposes. Under interest rate swap agreements, we exchange cash flows with another party at specified intervals for a set length of time based on a specified notional principal amount. Typically, one of the cash flow streams is based on a fixed interest rate set at the inception of the contract and the other is based on a variable rate that periodically resets. No premium is paid to enter into the contract and neither party makes payment of principal. The amounts to be received or paid on these swap agreements are accrued and recognized in net investment income.

The table below shows the interest rate sensitivity of our general account interest rate derivatives measured in terms of fair value, excluding derivative liabilities embedded in products. These exposures will change as our insurance liabilities are created and discharged and as a result of ongoing portfolio and risk management activities.

Interest Rate Sensitivity of Derivatives:	As of December 31, 2008
($ in thousands)	Notional Amount	Weighted- Average Term (Years)	-100 Basis Point Change	Fair Value	+100 Basis Point Change

Equity futures	$129,019	0.2	$18,830	$18,551	$18,272
Interest rate swaps	100,000	9.8	25,731	15,839	6,822
Put options	175,000	10.0	66,414	56,265	47,469
Swaptions	190,000	0.9	23,975	10,928	4,501

Totals – general account	$594,019		$134,950	$101,583	$77,064

Credit Risk Management

We manage credit risk through the fundamental analysis of the underlying obligors, issuers and transaction structures. Through Goodwin, the asset management affiliate of PNX, we employ a staff of experienced credit analysts who review obligors’ management, competitive position, cash flow, coverage ratios, liquidity and other key financial and non-financial information. These analysts recommend the investments needed to fund our liabilities while adhering to diversification and credit rating guidelines. In addition, when investing in private debt securities, we rely upon broad access to management information, negotiated protective covenants, call protection features and collateral protection. We review our debt security portfolio regularly to monitor the performance of obligors and assess the stability of their current credit ratings.

We also manage credit risk through industry and issuer diversification and asset allocation. Maximum exposure to an issuer or derivatives counterparty is defined by quality ratings, with higher quality issuers having larger exposure limits. We have an overall limit on below investment grade rated issuer exposure. In addition to monitoring counterparty exposures under current market conditions, exposures are monitored on the basis of a hypothetical “stressed” market environment involving a specific combination of declines in stock market prices and interest rates and a spike in implied option activity.

Equity Risk Management

Equity risk is the risk that we will incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices primarily results from our variable annuity and variable life products, as well as from our holdings of mutual funds and other equities. We manage our insurance liability risks on an integrated basis with other risks through our liability and risk management and capital and other asset allocation strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques.

Certain annuity products sold by us contain guaranteed minimum death benefits. The guaranteed minimum death benefit (“GMDB”) feature provides annuity contract owners with a guarantee that the benefit received at death will be no less than a prescribed amount. This minimum amount is based on the net deposits paid into the contract, the net deposits accumulated at a specified rate, the highest historical account value on a contract anniversary or, if a contract has more than one of these features, the greatest of these values. To the extent that the GMDB is higher than the current account value at the time of death, the Company incurs a cost. This typically results in an increase in annuity policy benefits in periods of declining financial markets and in periods of stable financial markets following a decline. As of December 31, 2008 and 2007, the difference between the GMDB and the current account value (net amount at risk) for all existing contracts was $674,788 thousand and $42,461 thousand, respectively. This is our exposure to loss should all of our contract owners have died on either December 31, 2008 or 2007. See Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which Annual Report is incorporated herein by reference.

Certain life and annuity products sold by us contain guaranteed minimum living benefits. These include guaranteed minimum accumulation, withdrawal, income and payout annuity floor benefits. The guaranteed minimum accumulation benefit (“GMAB”) guarantees a return of deposit to a policyholder after 10 years regardless of market performance. The guaranteed minimum withdrawal benefit (“GMWB”) guarantees that a policyholder can withdraw 5% for life regardless of market performance. The guaranteed minimum income benefit (“GMIB”) guarantees that a policyholder can convert his or her account value into a guaranteed payout annuity at a guaranteed minimum interest rate and a guaranteed mortality basis, while also assuming a certain level of growth in the initial deposit. The guaranteed payout annuity floor benefit (“GPAF”) guarantees that the variable annuity payment will not fall below the dollar amount of the initial payment. We have established a hedging program for managing the risk associated with our guaranteed minimum accumulation and withdrawal benefit features. We continue to analyze and refine our strategies for managing risk exposures associated with all our separate account guarantees. The statutory reserves for these totaled $49,253 thousand and $11,179 thousand at December 31, 2008 and 2007, respectively. The GAAP reserves totaled $139,612 thousand and $7,381 thousand at December 31, 2008 and 2007, respectively.

We perform analysis with respect to the sensitivity of a change in the separate account performance assumption as it is critical to the development of the EGPs related to our variable annuity and variable life insurance business. Equity market movements have a significant impact on the account value of variable life and annuity products and fees earned. EGPs could increase or decrease with these movements in the equity market. Sustained and significant changes in the equity markets could therefore have an impact on deferred policy acquisition cost amortization. Periodically, we also perform analysis with respect to the sensitivity of a change in assumed mortality as it is critical to the development of the EGPs related to our universal life insurance business.

As part of our analysis of separate account returns, we perform two sensitivity tests. If at December 31, 2008 we had used a 100 basis points lower separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and the variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated decrease to amortization and increase to net income would be approximately $744 thousand, before taxes.

If, instead, at December 31, 2008 we had used a 100 basis points higher separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated decrease to amortization and increase to net income would be approximately $982 thousand, before taxes.

Foreign Currency Exchange Risk Management

Foreign currency exchange risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. Our functional currency is the U.S. dollar. Our exposure to fluctuations in foreign exchange rates against the U.S. dollar primarily results from our holdings in non-U.S. dollar-denominated debt securities which are not material to our financial statements at December 31, 2008.

Selected Financial Data

The following selected financial data should be read in conjunction with the financial statements and notes, which can be found at the end of this Prospectus.

Annual Data

	Year Ended December 31,
($ in thousands)	2008	2007	2006	2005	2004

REVENUES:
Premiums	$15,098	$18,602	$13,575	$9,521	$7,367
Insurance and investment product fees	361,354	263,298	180,779	109,270	83,300
Investment income, net of expenses	90,963	109,607	129,325	154,374	143,862
Net realized investment gains (losses)	(172,055)	(7,043)	(2,460)	(10,569)	5,121

Total revenues	295,360	384,464	321,219	262,596	239,650

BENEFITS AND EXPENSES:
Policy benefits	218,415	168,395	154,951	130,279	136,760
Policy acquisition cost amortization	262,132	120,041	93,342	80,402	45,027
Other operating expenses	97,504	83,601	65,388	50,493	35,683

Total benefits and expenses	578,051	372,037	313,681	261,174	217,470

Income (loss) before income taxes	(282,691)	12,427	7,538	1,422	22,180
Applicable income tax (expense) benefit	87,497	(1,122)	(1,070)	2,801	(5,465)

Net income (loss)	$(195,194)	$11,305	$6,468	$4,223	$16,715

	December 31,
($ in thousands)	2008	2007	2006	2005	2004
Total assets	$5,493,954	$6,437,891	$5,855,932	$5,974,790	$6,031,560

Supplementary Financial Information

Selected Unaudited Quarterly Financial Data:	Quarter Ended
($ in thousands)	Mar 31,	June 30,	Sept 30,	Dec 31,

Income Statement Data	2008
REVENUES
Premiums	$(643)	$5,314	$5,423	$5,004
Insurance and investment product fees	83,866	87,717	93,554	96,218
Investment income, net of expenses	24,320	22,990	22,510	21,142
Net realized investment losses	(20,029)	1,689	(28,390)	(125,325)

Total revenues	87,514	117,710	93,097	(2,961)

BENEFITS AND EXPENSES
Policy benefits	51,015	43,573	51,774	72,053
Policy acquisition cost amortization	24,537	38,755	46,533	152,307
Other operating expenses	28,100	25,707	21,117	22,580

Total benefits and expenses	103,652	108,035	119,424	246,940

Income before income taxes	(16,138)	9,675	(26,327)	(249,901)
Applicable income tax (expense) benefit	7,108	(3,360)	9,853	73,896

Net income (loss)	$(9,030)	$6,315	$(16,474)	$(176,005)

COMPREHENSIVE INCOME
Net income (loss)	$(9,030)	$6,315	$(16,474)	$(176,005)
Net unrealized gains (losses)	(5,639)	(2,620)	(6,747)	(25,133)

Comprehensive income (loss)	$(14,669)	$3,695	$(23,221)	$(201,138)

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent	$42,000	$31,000	$—	$96,934

RETAINED EARNINGS
Adjustment for initial application of FIN 48	—
Net income (loss)	(9,030)	6,315	(16,474)	(176,005)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)	(5,639)	(2,620)	(6,747)	(25,133)

Change in stockholder’s equity	27,331	34,695	(23,221)	(104,204)
Stockholder’s equity, beginning of period	597,840	625,171	659,866	636,645

Stockholder’s equity, end of period	$625,171	$659,866	$636,645	$532,441

Selected Unaudited Quarterly Financial Data:	Quarter Ended
($ in thousands)	Mar 31,	June 30,	Sept 30,	Dec 31,

Income Statement Data	2007
REVENUES
Premiums	$3,179	$2,882	$4,199	$8,342
Insurance and investment product fees	54,119	59,410	67,356	82,413
Investment income, net of expenses	27,894	27,192	27,609	26,912
Net realized investment losses	(170)	359	(1,987)	(5,245)

Total revenues	85,022	89,843	97,177	112,422

BENEFITS AND EXPENSES
Policy benefits	39,980	36,481	43,141	48,794
Policy acquisition cost amortization	23,603	26,923	27,894	41,620
Other operating expenses	17,086	20,423	20,641	25,451

Total benefits and expenses	80,669	83,827	91,676	115,865

Income before income taxes	4,353	6,016	5,501	(3,443)
Applicable income tax (expense) benefit	(1,351)	(1,863)	466	1,626

Net income (loss)	$3,002	$4,153	$5,967	$(1,817)

COMPREHENSIVE INCOME
Net income (loss)	$3,002	$4,153	$5,967	$(1,817)
Net unrealized gains (losses)	935	(5,206)	(2,411)	(2,413)

Comprehensive income (loss)	$3,937	$(1,053)	$3,556	$(4,230)

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent	$—	$25,000	$24,984	—

RETAINED EARNINGS
Adjustment for initial application of FIN 48	(1,000)	—	—	—
Net income (loss)	3,002	4,153	5,967	(1,817)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)	935	(5,206)	(2,411)	(2,413)

Change in stockholder’s equity	2,937	23,947	28,540	(4,230)
Stockholder’s equity, beginning of period	546,646	549,583	573,530	602,070

Stockholder’s equity, end of period	$549,583	$573,530	$602,070	$597,840

Selected Unaudited Quarterly Financial Data:	Quarter Ended
($ in thousands)	Mar 31,	June 30,	Sept 30,	Dec 31,

Income Statement Data	2006
REVENUES
Premiums	$2,475	$3,219	$2,975	$4,906
Insurance and investment product fees	41,995	41,841	46,015	50,928
Investment income, net of expenses	35,060	33,906	30,404	29,955
Net realized investment losses	(4,083)	(64)	(169)	1,856

Total revenues	75,447	78,902	79,225	87,645

BENEFITS AND EXPENSES
Policy benefits	43,848	36,640	28,548	45,919
Policy acquisition cost amortization	13,057	20,767	27,480	32,036
Other operating expenses	19,512	16,263	14,781	14,830

Total benefits and expenses	76,417	73,670	70,809	92,785

Income before income taxes	(970)	5,232	8,416	(5,140)
Applicable income tax (expense) benefit	228	(1,329)	(1,027)	1,057

Net income (loss)	$(742)	$3,903	$7,389	$(4,083)

COMPREHENSIVE INCOME
Net income (loss)	$(742)	$3,903	$7,389	$(4,083)
Net unrealized gains (losses)	(4,316)	(4,812)	5,881	1,970
Derivatives	(83)	(65)	785	(1,444)

Comprehensive income (loss)	$(5,141)	$(974)	$14,055	$(3,557)

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent	$—	$—	$—	—

RETAINED EARNINGS
Net income (loss)	(742)	3,903	7,389	(4,083)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)	(4,399)	(4,877)	6,666	526

Change in stockholder’s equity	(5,141)	(974)	14,055	(3,557)
Stockholder’s equity, beginning of period	542,263	537,122	536,148	550,203

Stockholder’s equity, end of period	$537,122	$536,148	$550,203	$545,646

Directors and Officers of PHL Variable

Name*	Age**	Length of Time Served	Position
Thomas M. Buckingham	32	Officer since 03/26/09	Senior Vice President
Peter A. Hofmann	52	Officer since 11/23/07	Senior Executive Vice President and Chief Financial Officer and Treasurer
Gina C. O’Connell	46	Officer since 05/02/2003	Senior Vice President
David R. Pellerin	51	Officer since 11/23/07	Senior Vice President and Chief Accounting Officer
Philip K. Polkinghorn	51	Director since 08/16/2004 Officer since 08/16/2004	Director and President
Zafar Rashid	59	Officer since 8/16/2005	Senior Vice President
Tracy L. Rich	57	Officer since 03/17/2003	Executive Vice President and Assistant Secretary
James D. Wehr	51	Director since 08/16/2004 Officer since 01/01/2004	Director, Executive Vice President and Chief Investment Officer
Christopher M. Wilkos	51	Director since 11/23/2007 Officer since 09/02/1997	Director, Senior Vice President and Corporate Portfolio Manager

*	The business address of each individual is One American Row, Hartford, CT 06103-2899

**	Ages are as of April 1, 2009

Executive Compensation and Management Ownership of PNX Shares

The executive officers of PHL Variable, an indirect subsidiary of PNX, receive no direct compensation from PHL Variable and do not own any PHL Variable shares since the stock is wholly owned by a PNX affiliate. Executive officers of PHL Variable also serve as officers of PNX and own shares of PNX. Portions of the definitive proxy statement filed by PNX pursuant to Regulation 14A on March 16, 2009 with respect to Peter A. Hofmann, Philip K. Polkinghorn, and James D. Wehr are incorporated by reference into this section of the prospectus.

Summary Compensation Table for 2008 Fiscal Year

The following table sets forth information concerning the 2008 compensation of those executives who were our Named Executive Officers (“NEOs”) as of December 31, 2008. For those executives that were also reported in the Summary Compensation Table for the 2007 fiscal year, 2007 compensation information is also included. The table includes salary, annual incentives and long-term incentive compensation. Additional information may be found in the supporting tables and footnotes that accompany this table.

Name and Principal Position (a)	Year (b)	Salary(1) $ (c)	Bonus $ (d)	Stock Awards(2) $ (e)	Option Awards(3) $ (f)	Non-Equity Incentive Plan Compensation(4) $ (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) $ (h)	All Other Compensation(6) $ (i)	Total $ (j)
Philip K. Polkinghorn, President	2008	109,234	0	57,379	40,174	0	26,918	10,447	244,152
	2007	92,205	0	102,872	20,091	166,522	10,257	4,969	396,917
Peter A. Hofmann, Senior Executive Vice President and CFO	2008	94,645	0	34,863	25,866	0	31,605	5,679	192,658
	2007	37,145	0	31,648	7,628	57,133	2,807	1,876	138,237
David R Pellerin Senior Vice President and Chief Accounting Officer	2008	66,809	25,610	11,620	15,356	8,017	59,812	6,130	193,353
Zafar Rashid, Senior Vice President	2008	78,244	0	8,850	8,233	10,995	14,206	3,005	123,533
	2007	106,730	0	46,963	4,864	88,346	10,527	4,289	261,719
Christopher M. Wilkos, Senior Vice President and Corporate Portfolio Manager	2008	44,063	0	5,263	5,312	43,118	19,846	3,305	120,906

(1)

Figures are shown for the year earned, and have not been reduced for deferrals. For 2008, the following NEOs elected to defer a portion of their salary until following termination of employment: Mr. Polkinghorn deferred $5,611, Mr. Hofmann deferred $2,606, Mr. Pellerin deferred $935, Mr. Rashid deferred $1,507 and Mr. Wilkos deferred $378. For 2007, the following NEOs elected to defer a portion of their salary until following termination of employment: Mr. Polkinghorn deferred $4,610 and Mr. Hofmann deferred $690.

(2)

Represents the expense reflected in our financial statements in 2008 and 2007, as applicable, for all stock awards granted to NEOs (excluding stock options which are reflected in column (f)) as calculated pursuant to FAS 123R, with the only modification being that the forfeiture assumption for not meeting vesting service requirements is omitted from the calculation pursuant to SEC rules. These expenses include awards granted in 2008 and 2007, as applicable, and awards granted in prior years that are subject to multiple-year service or performance conditions. A summary of the various awards incorporated in this expense are:

FAS 123R Accounting Expense for NEO RSU Awards
Name	Year	2006-2008 LTIP Cycle ($)	2007-2009 LTIP Cycle ($)	Other Performance- Contingent RSU Awards ($)	Service- Vested RSU Awards ($)	2007 Annual Incentive Enhancement ($)	Grand Total ($)
Philip K. Polkinghorn	2008	(17,323)	(18,226)	—	73,761	19,167	57,379
	2007	15,368	32,336	—	48,595	6,574	102,872
Peter A. Hofmann	2008	(6,235)	(13,412)	—	46,009	8,501	34,863
	2007	3,192	13,731	—	11,677	3,048	31,648
David R Pellerin	2008	(2,366)	(5,858)	—	17,114	2,729	11,620
Zafar Rashid	2008	(6,881)	(6,033)	—	18,024	3,740	8,850
	2007	9,783	17,135	—	16,536	3,488	46,963
Christopher M. Wilkos	2008	(4,789)	(4,199)	—	11,150	3,101	5,263

(3)

Represents the expense reflected in our financial statements for 2008 and 2007, as applicable, for all stock option awards granted to NEOs as calculated pursuant to FAS 123R, with the only modification being that the forfeiture assumption for not meeting vesting service requirements is omitted from the calculation pursuant to SEC rules. These expenses include awards granted in 2008 and 2007, as applicable, and awards granted in prior years that are subject to multiple-year service conditions. The various awards incorporated in this expense are:

FAS 123R Accounting Expense for NEO Stock Option Awards
Name	Year	2004 Stock Option Awards ($)	2005 Stock Option Awards ($)	2006 Stock Option Awards ($)	2007 Stock Option Awards ($)	2008 Stock Option Awards ($)	Grand Total ($)
Philip K. Polkinghorn	2008	—	—	18,813	—	21,360	40,174
	2007	3,371	—	16,720	—		20,091
Peter A. Hofmann	2008	—	—	—	11,691	14,174	25,866
	2007	2,141	—	—	5,486		7,628
David R Pellerin	2008		—	—	9,353	6,003	15,356
Zafar Rashid	2008	—	—	—	—	8,233	8,233
	2007	4,864	—	—	—		4,864
Christopher M. Wilkos	2008	—	—	—	—	5,312	5,312

(4)

Represents the cash-based incentive earned under The Phoenix Companies, Inc. Annual Incentive Plan for Executive Officers for the applicable performance year, paid in March of the following year. For 2008, none of the NEOs deferred any portion of their incentive awards. For 2007, Mr. Polkinghorn elected to defer receipt of 10% ($16,652) of his incentive until following termination of employment.

(5)

Represents the increase in the actuarial value of accumulated pension benefits accrued during the year. For 2008, this represents the change in value between December 31, 2007 and December 31, 2008. For 2007, this represents the change in value between December 31, 2006 and December 31, 2007. These benefit accruals pertain solely to benefits accrued under the Company’s pension plans and exclude all account-based plans that NEOs may participate in, such as The Phoenix Companies, Inc. Savings and Investment Plan and The Phoenix Companies Inc. Non-Qualified Deferred Compensation and Excess Investment Plan.

(6)	All Other Compensation Sub-Table:

Name	Year	Company Contributions to 401(k) Plan and Excess Investment Plan ($)	Reimbursement for Financial Planning and Tax Services ($)	Tax Gross Ups ($)	Travel ($)	Other ($)	Total “All Other Compensation” ($)
Philip K. Polkinghorn	2008	4,915		1,740	3,792		10,447
	2007	3,919	615	435	—	—	4,969
Peter A. Hofmann	2008	5,679					5,679
	2007	1,876	—	—	—	—	1,876
David R Pellerin	2008	6,013		6		111	6,130
Zafar Rashid	2008	3,005					3,005
	2007	4,269	—	—	—	20	4,289
Christopher M. Wilkos	2008	3,305					3,305

The Phoenix Companies, Inc.—Legal Proceedings about Company Subsidiaries

We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, employer, investor or investment advisor. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

State regulatory bodies, the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority, or FINRA, the IRS and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with laws and regulations related to, among other things, our insurance and broker-dealer subsidiaries, securities offerings and registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

For example, in the fourth quarter of 2008, the State of Connecticut Insurance Department initiated the on-site portion of a routine financial examination of the Connecticut domiciled life insurance subsidiaries of Phoenix Life Insurance Company for the five year period ending December 31, 2008.

Regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. It is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our regulatory matters are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

Distributor

We have entered into a distribution agreement with VP Distributors for the distribution of the Income Edge certificate. VP Distributors and PHL Variable Insurance Company have entered into a selling agreement with a LCM affiliated broker-dealer for the sale of the certificates. We are not affiliated with VP Distributors and we do not pay cash or any other compensation to VP Distributors for sales of the Income Edge certificates.

VP Distributors’ principal business address is 100 Pearl Street, Hartford, Connecticut 06103 and is registered with the Financial Industry Regulatory Authority.

Selling Firm

As noted above, VP Distributors and PHL Variable Insurance Company have entered into one selling agreement with LCM affiliated broker-dealer for the sale of the Income Edge certificates. LCM, its affiliated broker-dealer and any other affiliates receive no commissions or any other cash or non cash compensation from VP Distributors and PHL Variable Insurance Company for the sale of the Income Edge. We intend to recoup sales expenses through Income Edge fees or from our general account.

Legal Matters

Kathleen A. McGah, Vice President and Counsel, PHL Variable Life Insurance Company, has provided opinions regarding the status of Income Edge under the federal securities laws and state insurance and securities laws. Laurie Lewis, Counsel, has provided opinions regarding the federal tax status of Income Edge.

Experts

The financial statements of PHL Variable Insurance Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Annual Statements

At least once a year prior to the maturity date, we will send you a statement containing information about your Income Edge. For more information, please contact LCM at 1-800-208-0197.

Appendix A

PHL Variable Insurance Company Ratings

	Rating Financial Strength	Interpretation
A.M. Best	B++[1]	“Good”
S&P	BBB–[2]	“Good”
Moody’s	Baa2[3]	“Adequate”
Fitch	BBB+[4]	“Good”

[1]

The Best’s Financial Strength Rating scale is comprised of 16 individual ratings grouped into 10 categories, consisting of three Secure categories of “Superior,” “Excellent” and “Good” and seven Vulnerable categories of “Fair,” “Marginal,” “Weak,” “Poor,” “Under Regulatory Supervision,” “In Liquidation” and “Rating Suspended.” We are rated in the “Secure” category of “Good”. We are ranked in the fifth (5th) of sixteen (16) rating levels.

Secure

A++ and A+ (Superior)

Assigned to companies that have a superior ability to meet their ongoing obligations to policyholders.

A and A- (Excellent)

Assigned to companies that have an excellent ability to meet their ongoing obligations to policyholders.

B++ and B+ (Good)

Assigned to companies that have a good ability to meet their ongoing obligations to policyholders.

[2]

A Standard & Poor’s Insurer Financial Strength Rating is a current opinion of the financial security characteristics of an insurance organization with respect to its ability to pay under its insurance policies and contracts in accordance with their terms. We are rated “Good”. We are ranked in the tenth (10th) of twenty-one (21) ratings levels.

Long-Term Insurer Financial Strength Ratings

An insurer rated ‘BBB’ or higher is regarded as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments.

AAA

An insurer rated ‘AAA’ has EXTREMELY STRONG financial security characteristics. ‘AAA’ is the highest Insurer Financial Strength Rating assigned by Standard & Poor’s.

AA

An insurer rated ‘AA’ has VERY STRONG financial security characteristics, differing only slightly from those rated higher.

A

An insurer rated ‘A’ has STRONG financial security characteristics, but is somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings.

BBB

An insurer rated “BBB” has GOOD financial security characteristics, but is more likely to be affected by adverse business conditions than higher rated insurers.

Plus (+) or minus (-)

These signs following ratings from ‘AA’ to ‘CCC’ show relative standing within the major rating categories.

[3]

Moody’s rating symbols for Insurance Financial Strength Ratings are identical to those used to indicate the credit quality of long-term obligations. These rating gradations provide investors with a system for measuring an insurance company’s ability to meet its senior policyholder claims and obligations. We are rated “Adequate”. We are ranked in the ninth (9th) of twenty-five (25) ratings level.

Aaa

Insurance companies rated Aaa offer exceptional financial security. While the credit profile of these companies is likely to change, such changes as can be visualized are most unlikely to impair their fundamentally strong position.

Aa

Insurance companies rated Aa offer excellent financial security. Together with the Aaa group, they constitute what are generally known as high-grade companies. They are rated lower than Aaa companies because long-term risks appear somewhat larger.

A

Insurance companies rated A offer good financial security. However, elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa

Insurance companies rated Baa offer adequate financial security. However, certain protective elements may be lacking or may be characteristically unreliable over any great length of time.

Note: Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. Numeric modifiers are used to refer to the ranking within a group with 1 being the highest and 3 being the lowest. However, the financial strength of companies within a generic rating symbol (Aa, or example) is broadly the same.

[4]

The Fitch Rating (IFS) provides an assessment of the financial strength of an insurance organization. The Fitch Rating is assigned to the insurance company's policyholder obligations, including assumed reinsurance obligations and contract holder obligations, such as guaranteed investment contracts. We are rated as “Good”. We are ranked in the eighth (8th) of twenty-four (24) ratings level.

AAA

Exceptionally strong. ‘AAA’ IFS ratings denote the lowest expectation of ceased or interrupted payments. They are assigned only in the case of exceptionally strong capacity to meet policyholder and contract obligations on a timely basis. This capacity is highly unlikely to be adversely affected by foreseeable events.

AA

Very strong. ‘AA’ IFS ratings denote a very low expectation of ceased or interrupted payments. They indicate very strong capacity to meet policyholder and contract obligations on a timely basis. This capacity is not significantly vulnerable to foreseeable events.

A

Strong. ‘A’ IFS ratings denote a low expectation of ceased or interrupted payments. They indicate strong capacity to meet policyholder and contract obligations on a timely basis. This capacity may, nonetheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

BBB

Good. ‘BBB’ IFS ratings indicate that there is currently a low expectation of ceased or interrupted payments. The capacity to meet policyholder and contract obligations on a timely basis is considered adequate, but adverse changes in circumstances and economic conditions are more likely to impact this capacity.

Notes

“+” or “–” may be appended to a rating to indicate the relative position of a credit within the rating category. Such suffixes are not added to ratings in the “AAA” category or to ratings below the ‘CCC’ category.

Appendix B

Lifetime Payment Option

At any time before your Account value reduces to $0, you may elect the Lifetime Payment Option. If you elect the Lifetime Payment Option, you must terminate your LIS2 Account, liquidate all of the investments in your Account, and apply the proceeds to purchase a separate, supplemental lifetime fixed immediate annuity contract from us. The payments under the supplemental contract will not be less than those calculated by multiplying the value of the proceeds by the rates guaranteed in your Income Edge certificate. These payments are not the same as payments that might commence after your Account value reduces to $0 had you not elected the Lifetime Payment Option. If you elect the Lifetime Payment Option, your Income Edge will terminate. The annuity payment rate used to calculate the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10 year age set back and an interest rate of 2.5%. The 10 year age set back reflects the improved mortality for insureds. Your payments would be higher under the 2000 Individual Annuity Mortality Table if there were no 10 year age set back. You should consult with your LCM affiliated representative before you decide to select this Lifetime Payment Option. It may be more appropriate to maintain your Account and not terminate the Income Edge. If you elect the Lifetime Payment Option, your Account will be closed and your investment advisory agreement with LCM will terminate.

Misstatements

If you misstate your sex or age for the Lifetime Payment Option, we will reduce the level of payments and/or suspend the payments until the overpayment is repaid to us because of the misstatement of age or sex. For example, if you are male and misrepresent that you are female, and also misrepresent that you are younger than you actually are, your level of payments should have been lower than your actual payments based on the 2000 Individual Annuity Mortality Table. In this case, we may either readjust your level of payments and/or suspend the payments until the overpayment is repaid to us.

Taxation of the Lifetime Payment Option

Non-Qualified Income Edge

•

Liquidation of Account Investments to Purchase the Lifetime Payment Option. The liquidation of your Account investments to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will be a taxable event, and you will not be able to apply the proceeds therefrom to purchase the Lifetime Payment Option provided under a Non-Qualified Income Edge on a tax-free basis.

•

Taxation of Distributions From the Lifetime Payment Option. If you exercise your right to liquidate your Account and to apply the proceeds to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option, we believe that such annuity contract will be treated as an annuity contract for tax purposes and distributions therefrom will be taxed as annuity distributions. Thus, distributions from the annuity contract will be taxed as ordinary income to the extent that the value is more than your investment in the contract (discussed further below). Any amounts you receive if you pledge or assign your annuity as security for a loan will also be treated as distributions and taxed as distributions. Annuity payments should generally be treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract. After you recover all of your investment in the contract, annuity payments will be taxable in full as ordinary income. Distributions from an annuity contract are generally subject to withholding for the recipient’s U.S. Federal income tax liability. Recipients who are U.S. citizens can generally elect, however, not to have tax withheld from distributions.

If you exercise your right to liquidate your Account and apply all of the proceeds to the Lifetime Payment Option, your investment in the contract should be equal to the Account value applied to the Lifetime Payment Option plus, while not free from doubt, the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge. With respect to the inclusion of the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge in your investment in the contract for the Lifetime Payment Option, it is possible that the IRS may take the position that the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge do not constitute part of your investment in the contract when you have elected the Lifetime Payment Option, on the theory that such charges do not constitute amounts paid for the Lifetime Payment Option.

While for tax reporting purposes we currently intend to include any aggregate Income Edge Fees you previously paid for your Non-Qualified Income Edge in the investment in the contract should you elect the Lifetime Payment Option, you should consult a tax advisor on this matter as it is not free from doubt.

Qualified Income Edge

•

Liquidation of Account investments to Purchase the Lifetime Payment Option. The liquidation of your Account within your IRA Account to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will not be a taxable event.

•

Taxation of Distributions from the Lifetime Payment Option. Distributions paid to you from your IRA Account, including distributions pursuant to the Lifetime Payment Option, will be taxable under the rules applicable to your IRA Account. You should consult a tax advisor for further information.